EXHIBIT 10.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
between
RESIDENTIAL FUNDING COMPANY, LLC,
GMAC RESIDENTIAL FUNDING OF CANADA LIMITED,
as Sellers
and
GMAC COMMERCIAL FINANCE LLC,
as Purchaser
July 2, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Transition Services Agreement
Exhibit D	Employee Leasing Agreement
Exhibit E	Bailment Agreement
Exhibit F	Valuation Expert Side Letter
Schedules

Schedule 1.1	Sellers’ Knowledge
Schedule 2.1(b)	Bank Accounts
Schedule 2.1(c)	Transferred Intellectual Property
Schedule 2.1(d)	Transferred IT Assets
Schedule 2.1(f)	Equipment
Schedule 2.1(i)(A)	Receivables
Schedule 2.1(i)(B)	Advance Payments
Schedule 2.2(c)	Other Transferred Contracts
Schedule 2.3	Excluded Assets
Schedule 2.4	Assumed Obligations
Schedule 2.8(h)	Resignations
Schedule 3.2	Title
Schedule 3.3	Sellers’ Consents and Approvals
Schedule 3.4	Financial Statements
Schedule 3.5	Material Adverse Change
Schedule 3.7	Litigation
Schedule 3.9(a)	Developer Note Receivables
Schedule 3.9(b)	Resort Finance Resource Guide
Schedule 3.10	Compliance with Laws
Schedule 3.11	Sufficiency of Assets
Schedule 3.14(f)	Developer Note Receivables Title
Schedule 3.14(g)	Participation and Rights Payments
Schedule 3.14(h)	Material Filings and Actions
Schedule 3.17	Compliance with Permits
Schedule 3.18(e)	Trade Secrets
Schedule 3.20	Customers
Schedule 3.21	Brokers or Finders
Schedule 4.2	Purchaser’s Consents and Approvals
Schedule 5.6	Conduct of the Business

i

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT is entered into on the 2nd day of July, 2008 between Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), GMAC Residential Funding of Canada Limited, a corporation organized under the laws of Canada (“RFC Canada”) (RFC and RFC Canada are collectively referred to as “Sellers”) and GMAC Commercial Finance LLC, a Delaware limited liability company (“Purchaser”).
     WHEREAS, each Seller is an indirect wholly owned subsidiary of Residential Capital, LLC, a Delaware limited liability company (“ResCap”);
     WHEREAS, RFC owns all of the issued and outstanding membership interests (the “SPE Interests”) of RFC Resort Funding, LLC, a Delaware limited liability company (“Resort Funding SPE”);
     WHEREAS, Sellers and Resort Funding SPE together own all of the assets and liabilities of ResCap’s resort finance business, pursuant to which Sellers finance third party timeshare developers by extending loans to such developers to fund the acquisition of an existing timeshare project or construction or conversion of a property to a timeshare project, or by extending loans to such developers secured by the consumer loans arising from the sale of timeshare intervals or vacation club memberships at each developer’s timeshare project or vacation club (the “Business”); and
     WHEREAS, Sellers desire to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and take assignment and delivery from Sellers of, substantially all of the assets used in the Business, and Sellers desire to assign to Purchaser, and Purchaser desires to assume from Sellers, certain of the liabilities related to the Business.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Sellers and Purchaser agree as follows:
ARTICLE 1.
DEFINITIONS; INTERPRETATION
     1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:
     “Acquisition, Development and Construction Loan Agreements” means acquisition, development and construction loan agreements, together with any exhibits, schedules, riders, addenda or amendments thereto, and any and all related Receivables Documents, Receivables Files, Additional Documents, Credit Enhancements and Advance Payments, pursuant to which a Seller provided an acquisition, development or construction loan facility to a developer of a timeshare project or vacation club.
     “Additional Documents” means, with respect to any Receivables, all correspondence with Obligors, reports, public offering statements and timeshare filing approval letters, timeshare project or vacation club documents, form consumer documents, association books, records, budgets and financial statements, surveys and appraisals prepared by third-parties, landlord consents, insurance policies obtained by Obligors with respect to the related Receivable, Title Policies, title exception information, environmental or physical inspection reports, construction and architect contracts, permits, certificates of occupancy, plans and specifications, payment and performance and escrow bonds, set-aside letters, marketing materials, resolutions, good standing certificates and legal opinions prepared by counsel for Obligors, and other information that is in the possession of a Seller or a Seller Related Party.
     “Adjusted June 30, 2008 Valuation” shall have the meaning set forth in Section 2.6(b)(iv).
     “Adjustment Report” shall have the meaning set forth in Section 2.6(b)(iv).
     “Advance Payment” means, with respect to any Receivable, any security deposit, advance rent, escrow deposit, impound, reserve or other payment that was received by a Seller or any of its Affiliates in respect of that Receivable or the related Collateral, that has not been applied prior to the Closing Date, including those advance payments listed on Schedule 2.1(i)(B).
     “Affiliate” means any Person controlling, controlled by or under common control with another “Person.” For purposes of this definition only, “control” shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock or other equity interest of a Person.
     “Agreement” means this Asset Purchase Agreement, including all Appendices, Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.
     “Allocation Schedule” shall have the meaning set forth in Section 9.4.
     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Sellers and Purchaser substantially in the form of Exhibit A.
     “Assumed Obligations” shall have the meaning set forth in Section 2.4.
     “Bailment Agreement” means the Bailment Agreement between Sellers and Purchaser substantially in the form of Exhibit E.
     “Bank Accounts” means all bank accounts, including deposit, escrow and lockbox accounts, related primarily to the Business, including those accounts listed on Schedule 2.1(b).
     “Basket Amount” shall have the meaning set forth in Section 8.4(a).
     “Bear Stearns Letter” means that certain letter agreement, dated January 22, 2008, between ResCap and Bear, Stearns & Co. Inc., as may be amended from time to time.
     “Benefit Plan” means each “employee benefit plan” (as defined in sections 3(3) of ERISA), other than a Multiemployer Plan, and each retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding which does not constitute an employee benefit plan, which is maintained or contributed to by a Seller and which covers any Employee or in which any Employee participates or is eligible to participate.
     “Bill of Sale” means the Bill of Sale with respect to the sale and purchase of the Transferred Assets of Sellers substantially in the form of Exhibit B.
     “Bonus Accrual Amount” means the amount equal to the accrual by Sellers for the six months ended June 30, 2008 in respect of the estimated 2008 bonus payments for the Employees (the amount of such monthly accrual to be mutually agreed upon in writing by RFC and Purchaser within 10 days following execution of this Agreement).
     “Business” shall have the meaning set forth in the recitals.
     “Business Day” means any day of the year, other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Minneapolis, Minnesota or New York, New York generally are closed for business.
     “Closing” means the closing of the transactions contemplated hereby.
     “Closing Date” shall have the meaning set forth in Section 2.7.
     “Closing Net Book Value” shall have the meaning set forth in Section 2.6(b)(v).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means (i) every item of collateral pledged by an Obligor in connection with a Receivable, including real property interests, improvements, personal property, accounts, notes, negotiable instruments, Consumer Note Receivables, other consumer documents and equipment pledged by an Obligor as collateral under the related Receivables Documents and (ii) each item of additional collateral that has been pledged by any guarantor under any of the guarantees. The foregoing shall include each Seller’s or any of its Affiliates’ rights (a) under investment or share owner certificates pledged as collateral or other evidence of the right to receive payment, (b) as pledgee or assignee of intangible personal property, including intellectual property and information technology, (c) as lien holder of any item of equipment the ownership of which is evidenced by a certificate of title and (d) all proceeds of the foregoing and of insurance required by the terms of each Receivable to be maintained by Obligors.
     “Commitments” means the outstanding commitments relating to Obligors set forth under the heading “Obligated Commitment” on Schedule 2.1(i)(A).
     “Consents” shall have the meaning set forth in Section 5.2.
     “Consumer” means any Person (or if more than one Person, Consumer shall mean, collectively, each such Person) who purchases one or more Intervals and is the maker of a Consumer Note Receivable).

     “Consumer Note Receivables” means promissory notes, installment sales or purchase contracts, vacation club or club membership agreements or other evidences of indebtedness and all related security instruments (which creates a Security Interest on the related Interval and secures an Obligor’s obligations under Consumer Note Receivables as a portion of a Seller’s or any of its Affiliates’ Collateral for each Receivable) made and executed by a Consumer in favor of a developer Obligor to which a Seller extended credit in connection with such Consumer’s acquisition of an Interval.
     “Contracts” means any contract, agreement, lease or permit to which a Seller is a party.
     “Credit Enhancement” means, with respect to each Receivable, any (i) Advance Payment and all of Sellers’ or any of their Affiliates’ rights with respect thereto, (ii) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (iii) letter of credit, repurchase agreement, indemnity agreement, guarantee, lease guarantee bond or postponement agreement, (iv) recourse agreement, (v) security or pledge agreement, (vi) Collateral, (vii) certificate representing shares or other interests or the right to purchase shares or other interests in the capital of any entity or (viii) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to that Receivable.
     “Credit Policies and Procedures” shall have the meaning set forth in Section 3.9(b).
     “Custodial Agreement” means any custodial agreement, and any amendment, modification or restatement thereof, that Sellers or any of their Affiliates, a custodian and an Obligor entered into and pursuant to which the applicable custodian retains certain Collateral for the Receivables in its possession for the benefit of Sellers and any of their Affiliates.
     “DB Secured Credit Facility” means the Loan and Security Agreement, dated January 26, 2006, as amended, among Resort Funding SPE, as borrower, RFC, as Master Servicer, certain conduit lenders, committed lenders and managing agents thereto and Deutsche Bank AG, New York Branch, as Administrative Agent and all other agreements entered into or documents delivered in connection therewith, including the Sale and Contribution Agreement, dated January 26, 2006, as amended between Resort Funding SPE and RFC.
     “DB Secured Credit Facility Closing Date Amendment” means the amendment to the DB Secured Credit Facility, dated as of the Closing Date, pursuant to which Purchaser will assume the rights and obligations of RFC as Master Servicer thereunder.
     “DB Secured Credit Facility June 3 Amendment” means Amendment No. 5 to the DB Secured Credit Facility, dated June 3, 2008, to extend the term of the facility to June 3, 2009, consent to the acquisition by Purchaser of the Business and the SPE Interests, under this Agreement and to make certain other amendments contained therein, as amended by that extension entered into on June 24, 2008.
     “Deposit Amount” shall have the meaning set forth in Section 2.6(a).
     “Developer Note Receivables” means the original secured promissory notes evidencing the indebtedness of an Obligor under a Receivable, together with any allonge, rider, addendum or amendment thereto or any renewal, substitute or replacement thereof, and related Security

Instruments, executed in favor of a Seller by an Obligor under the Acquisition, Development and Construction Loan Agreements and Developer Receivables Loan Agreements.
     “Developer Receivables Loan Agreements” means developer receivables loan agreements, together with any exhibits, schedules, riders, addenda or amendments thereto, and any and all related Receivables Documents, Receivables Files, Additional Documents, Credit Enhancements and Advance Payments pursuant to which a Seller has agreed to extend credit from time to time to a developer secured by Consumer Note Receivables pledged to such Seller by the applicable Obligor.
     “Dispute Notice” shall have the meaning set forth in Section 2.6(b)(iii).
     “Disputing Party” shall have the meaning set forth in Section 2.6(b)(iii).
     “Employee Leasing Agreement” means the Employee Leasing Agreement substantially in the form of Exhibit D.
     “Employee Leasing Expiration Date” shall have the meaning set forth in Section 5.3(a).
     “Employees” shall mean those individuals who, as of the Closing Date, are employees of Sellers with respect to the Business, whether or not such individual is actively at work on the Closing Date, including those individuals who are on vacation, short-term disability, disability covered by worker’s compensation or approved leave of absence.
     “Environmental Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.
     “Equipment” means all owned or leased furniture, fixtures, vehicles and other tangible personal property owned or leased by Sellers and used or held for use primarily in connection with the Business.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Obligations” shall have the meaning set forth in Section 2.5.
     “Fee Simple Interval” means an undivided fee simple timeshare interest in a particular Unit as a tenant in common with other owners of undivided interests in such Unit, together with all rights, benefits, privileges and interests appurtenant thereto, including the right to use and occupy a Unit within an applicable timeshare project or projects and the common elements and common furnishings, if any, appurtenant to such Unit or the applicable timeshare project during a reserved or assigned use period, all as more specifically described in the applicable timeshare project or vacation club documents for each Receivable.
     “Final Valuation” shall have the meaning set forth in Section 2.6(b)(v).
     “Financial Statements” shall have the meaning set forth in Section 3.4.
First Amendment

     “GAAP” means United States generally accepted accounting principles in effect from time to time.
     “GMAC Revolving Credit Facility” means the Loan Agreement, dated June 4, 2008, by and among RFC and GMAC Mortgage, LLC, as borrowers; Residential Capital, LLC, GMAC Residential Holding Company, LLC, GMAC-RFC Holding Company, LLC, Homecomings Financial, LLC, as guarantors; certain other of their affiliates as parties thereto, as obligors, Wells Fargo Bank, N.A. as collateral agent, and GMAC LLC, as initial lender and lender agent.
     “GMAC Secured Credit Facility” means the Credit Agreement, dated February 21, 2008, as amended, among RFC, as borrower, certain lender parties thereto and GMAC LLC, as Agent, and all other agreements entered into or documents delivered in connection therewith.
     “Governmental Authority” means any U.S. or Canadian federal, state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.
     “Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including gasoline, crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation.
     “Indemnification Cap” shall have the meaning set forth in Section 8.4(b).
     “Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 8.
     “Indentures” means (i) the Indenture, dated as of June 6, 2008, among ResCap, the guarantors party thereto and U.S. Bank National Association, as trustee, relating to ResCap’s 8.500% Senior Secured Guaranteed Notes due 2010 and (ii) the Indenture, dated as of June 6, 2008, among ResCap, the guarantors thereto and U.S. Bank National Association, as trustee, relating to ResCap’s 9.625% Junior Secured Guaranteed Notes due 2015.
     “Interval” means either a Fee Simple Interval or a Right to Use Interval.
     “Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 8.
     “Initial Notice” shall have the meaning set forth in Section 8.6.
     “Intellectual Property” means domestic and foreign (i) registered and unregistered trade names, trademarks, service marks, applications for trademarks and applications for service marks, (ii) patent registrations and patent applications, (iii) trade secrets and (iv) copyrights, claims for copyrights, copyright registrations and copyright applications that, in each case, are owned by or licensed to a Seller.

     “Intercompany Borrowings” means any and all liabilities of the Business with respect to intercompany borrowings as of the Closing Date, including any and all such liabilities owed to any Affiliate of any Seller but excluding the GMAC Secured Credit Facility.
     “June 30, 2008 Net Book Value” shall have the meaning set forth in Section 2.6(b)(i).
     “Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.
     “Leased Real Property” means the real property located at 2425 E. Camelback Road, Suite 500, Phoenix, Arizona 85016, that is subject to the Real Property Lease.
     “Lien” means any title defect, conflicting or adverse claim of ownership, mortgage, deed of trust, hypothecation, security interest, lien, pledge, claim, right of first refusal, option, charge, restrictive covenant, lease, order, decree, judgment, stipulation, settlement, attachment, objection or other encumbrance of any nature whatsoever.
     “Lockbox Agreement” means any lockbox agreement or blocked account agreement, and any amendment, modification or restatement thereof, pursuant to which Sellers, an Obligor and a bank or financial institution provide for the collection of Payments made by an Obligor or a Consumer pursuant to Developer Note Receivables or Consumer Note Receivables.
     “Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, Liens, penalties, fines, demands, assessments, awards, judgments, settlements, costs and expenses, including (i) court costs and similar costs of litigation, (ii) reasonable attorneys’ and consultants’ fees, including those incurred in connection with (a) investigating or attempting to avoid the matter giving rise to the Losses or (b) successfully establishing a valid right to indemnification for Losses and (iii) interest awarded as part of a judgment or settlement, if any, but in any event shall exclude consequential, punitive, special or incidental damages or lost profits claimed, incurred or suffered by any Indemnified Person (which exclusion does not include any consequential, punitive, special or incidental damages or lost profits for which such Indemnified Person is liable to a third party as a direct, out of pocket cost of such Indemnified Person).
     “Material Adverse Effect” means any condition, circumstance, change or effect that, individually or when taken together with all other conditions, circumstances, changes or effects, is materially adverse to the Business and the Transferred Assets, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include any condition, circumstance, change or effect to the Business or the Transferred Assets resulting from (i) conditions, circumstances or changes to the industry or markets in which the Business or the Transferred Assets are operated, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) general economic, regulatory or political conditions or changes in the countries in which the Business or the Transferred Assets are operated, (iv) military action or acts of terrorism, (v) changes in Law (vi) compliance with the terms of this Agreement or (vii) the conditions in or changes to any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); and provided, further, that in the case of each of clauses (i), (iii), (iv), (v) and (vii), the Business or the Transferred Assets are not materially disproportionately affected by such condition, circumstance, change or effect compared to other Persons engaged in the conduct of businesses similar to the Business.
     “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in section 4001(a)(3) of ERISA.
     “Net Book Value” shall mean the book value of the Transferred Assets, minus (i) the Assumed Obligations as of the Closing Date and (ii) the Bonus Accrual Amount.
     “Obligor” means, with respect to any Receivable, any Person that is an obligor, borrower or guarantor under that Receivable.
     “Other Current Assets” means any and all current assets arising out of or primarily with respect to the Business, including prepaid rent, prepaid suppliers, advances and other prepaid expenses and deposits.
     “Other Transferred Contracts” means the Contracts (other than the Receivables, the DB Secured Credit Facility and the GMAC Secured Credit Facility) to which any Seller is a party that relate primarily to the conduct of the Business.
     “Payments” mean, with respect to each Receivable, all monies due or to become due under the Receivable, including all payments of principal, interest, late fees, prepayment fees, collections, recoveries or proceeds (including proceeds from insurance policies, condemnation or liquidation), on or with respect to a Receivable.
     “Permits” means all licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings held, made or received by Sellers related to the Business or any of the Transferred Assets.
     “Permitted Liens” means (i) Liens arising by operation of Law for Taxes not yet due and payable, (ii) Liens arising under the Receivables, (iii) Liens arising under the DB Secured Credit Facility or the GMAC Secured Credit Facility, (iv) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Liens for sums not yet due and payable and other security interests as are being contested by a Seller or any of its Affiliates in good faith (or, only with respect to Consumer Note Receivables, such Liens as are being contested by a developer Obligor in good faith), (v) any covenants, conditions, restrictions, reservations, rights, security interests, easements, encumbrances, encroachments and other matters affecting title and set forth on the applicable Title Policy for each Receivable, (vi) Liens securing rental payments under capital lease arrangements, (vii) installments of special assessments not yet due and payable and which do not individually or in the aggregate have a material adverse effect on the current use or occupancy of the property subject thereto or the benefits of the security intended to be provided by the Security Interest and (viii) Liens that would not reasonably be expected (a) to have a Material Adverse Effect or (b) to adversely affect or impair the value of the Business or the Transferred Assets or the use of the Transferred Assets in the ordinary course of business.

     “Person” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization in any jurisdiction.
     “Purchase Price” shall have the meaning set forth in Section 2.6(a).
     “Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.
     “Purchaser” shall have the meaning set forth in the preamble.
     “Purchaser’s Closing Certificate” shall have the meaning set forth in Section 7.4.
     “Real Property Lease” means that certain Esplanade Lease Agreement (Office), dated August 27, 2003, between Property Arizona OBJLW One Corporation and RFC.
     “Receivable” or “Receivables” means, individually or collectively, (i) Acquisition, Development and Construction Loan Agreements, (ii) Developer Receivable Loan Agreements and (iii) all related Developer Note Receivables, Consumer Note Receivables as security for any of the foregoing, and all Receivables Documents, Receivables Files, Additional Documents, Credit Enhancement and Advance Payments related to any of the foregoing.
     “Receivables Documents” means, with respect to each Receivable, (i) any and all agreements in effect between Sellers or their Affiliates and any third-party with respect to the Receivable or any Collateral subject to that Receivable, including any and all purchase, pre-sale, set-aside, marketing, maintenance, development and easement agreements, if and when assignable, and (ii) any and all documents connected with the Receivable executed by an Obligor thereunder, including any and all Acquisition, Development and Construction Loan Agreements, Developer Receivables Loan Agreements, Servicing Agreements, Custodial Agreements and Lockbox Agreements in effect by and between Sellers and their Affiliates and third parties and all documents and instruments executed in connection therewith, including all notes, loan agreements, pledge and security agreements, schedules, mortgages, assignments of mortgages, assignments of rents, subordination agreements, warrants, profit participations, amendments, addenda, riders, UCC financing statements, indemnity agreements, guarantees and any documents, agreements or instruments evidencing, constituting or creating any Credit Enhancement.
     “Receivables Files” means with respect to any Receivable, the loan, credit and Collateral files in the possession of a Seller or a Seller Related Party, including payment histories, credit reports, construction draw files, completion records, record books, tax and financial records and such other files reasonably requested and available, including computerized databases and files, whether in hard copy or electronic format.
     “ResCap” shall have the meaning set forth in the recitals.
     “Resort Funding SPE” shall have the meaning set forth in the recitals.
     “RFC” shall have the meaning set forth in the recitals.

     “Right to Use Interval” means a lease, license, club membership interest or other form of “right-to-use” timeshare interest (in which real property title is not conveyed to a consumer), together with all rights, benefits, privileges and interests appurtenant thereto, the right to use and occupy a Unit within a timeshare project or a vacation club during a reserved or assigned use period, all as more specifically described in the applicable timeshare project or vacation club documents for each applicable Receivable.
     “Schedule” means a section of the disclosure letter delivered by Sellers to Purchaser on the date hereof.
     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, claim, easement, assignment or other security interest given by an Obligor to secure the repayment to Sellers of a Receivable and the performance of any other obligations required under the related Receivables Documents, other than Permitted Liens.
     “Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.
     “Seller Related Party” means a Seller’s outside counsel for a particular Receivable and a Seller’s respective servicer, custodian and lockbox agent for each Receivable.
     “Sellers” shall have the meaning set forth in the preamble.
     “Sellers’ Closing Certificate” shall have the meaning set forth in Section 6.4.
     “Sellers’ Knowledge,” or variations thereof, means the actual knowledge of the executive officers and directors of Sellers set forth on Schedule 1.1.
     “Servicing Agreement” means any servicing agreement, and any amendment, modification or restatement thereto, pursuant to which a developer Obligor, an agent of a developer Obligor or an other third party servicing agent from time to time services Consumer Note Receivables and Developer Note Receivables for and on behalf of a Seller, its Affiliates and the owner of such Receivables.
     “SPE Interests” shall have the meaning set forth in the recitals.
     “Straddle Period” shall have the meaning set forth in Section 9.2(b).
     “Straddle Period Taxes” shall have the meaning set forth in Section 9.2(b).
     “Tax” or “Taxes” mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), goods and services, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, Canada or any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

     “Tax Benefit” means (i) the present value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, less (ii) the present value of any required Tax payments, which present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction, or such Tax payment, arises or is reasonably estimated to be actually utilized or paid, whichever is later, (a) using the effective Tax rate of the Indemnified Person (which, in the case of an Indemnified Person that is a reporting company under the Securities Exchange Act of 1934, as amended, shall be as reported in its Form 10-K filed with the Securities and Exchange Commission) for the Tax Period with respect to such Tax under applicable Tax laws on such date and (b) using as a discount rate the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code or other applicable Tax laws. Any Tax Benefit shall be computed net of any directly related Tax detriment, including the present value of a reduction in depreciation or amortization deductions as a result of an adjustment to the Purchase Price. The amount of any Tax detriment shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition.
     “Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
     “Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.
     “Tax Statute of Limitations Date” with respect to a particular Tax means the opening of business on the day after the expiration of the applicable statute of limitations with respect to such Tax, including any extensions thereof made with the consent of the applicable Sellers (or if such date is not a Business Day, the next Business Day).
     “Tax Warranty” means a representation or warranty in Section 3.6.
     “Termination Date” shall have the meaning set forth in Section 10.1(b).
     “Title Policy” means, with respect to each Security Interest securing a Receivable and the Consumer Note Receivables, an ALTA (or state equivalent) loan policy or policies of title insurance that has been issued by a title insurer in the jurisdiction where the related real property interest is located in connection with that Security Interest or the Consumer Note Receivables in favor of a Seller or any of its Affiliates (either in a Seller’s name or in the name of the predecessor in interest).
     “Title and Authorization Warranty” means a representation or warranty in Section 3.1, 3.2 or 4.1 of this Agreement.
     “Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the Employee Leasing Agreement and each other agreement, document and certificate executed and delivered in connection with this Agreement.
     “Transferred Assets” shall have the meaning set forth in Section 2.1.

     “Transferred Employees” shall have the meaning set forth in Section 5.3(a).
     “Transferred Intellectual Property” means all Intellectual Property owned by Sellers and used primarily in connection with or held for use primarily in connection with the Business, including such rights to sue and recover for past infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof.
     “Transferred IT Assets” means the information technology assets, systems and networks of Sellers that are used or held for use primarily in connection with the Business.
     “Transfer Taxes” shall have the meaning set forth in Section 9.1.
     “Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit C.
     “UCC” means the Uniform Commercial Code as in effect in each applicable jurisdiction.
     “Unit” means an apartment, condominium unit, accommodation or other structure that is affixed to real property at a timeshare development and designed and available, pursuant to applicable law, for use and occupancy as a vacation residence by one or more individuals, together with all related common elements, if any, and common furnishings, if any, easements and other appurtenances thereto as set forth in the applicable timeshare project or vacation club.
     “Valuation” shall have the meaning set forth in Section 2.6(b)(i).
     “Valuation Expert” means that certain mutually agreed-upon independent valuation firm retained and paid for by ResCap, RFC and Purchaser as confirmed in the Valuation Expert Side Letter.
     “Valuation Expert Side Letter” means the letter agreement substantially in the form of Exhibit F.
     “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.
ARTICLE 2.
PURCHASE AND SALE
     2.1 Purchase and Sale of Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver, and, as applicable, shall cause their Affiliates to sell, transfer, convey, assign and deliver, to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers or their Affiliates, as applicable, all of Sellers’ and each of their Affiliates’, as applicable, right, title and interest in and to the business, properties, assets, rights of whatever kind, whether tangible or intangible, real, personal or mixed, that are used, held for use or associated primarily with Sellers’ operation of the Business, including all of the assets described below (collectively, the “Transferred Assets”), in each case free and clear of all Liens, other than Permitted Liens:
          (a) the SPE Interests;
          (b) all Bank Accounts, including those bank accounts set forth on Schedule 2.1(b), and all cash and cash equivalents contained in such Bank Accounts;
          (c) all Transferred Intellectual Property, including those items set forth on Schedule 2.1(c);
          (d) all Transferred IT Assets, including those items set forth on Schedule 2.1 (d);
          (e) all office supplies located at the Leased Real Property;
          (f) all Equipment, including those items set forth on Schedule 2.1(f);
          (g) to the extent permitted by Law, all books, records, files, invoices, customer lists, supplier lists and other data owned, used, held for use or employed by Sellers with respect to the Business;
          (h) all Other Current Assets;
          (i) all Receivables and the Receivables Documents, Receivables Files, Additional Documents, Credit Enhancements and Advance Payments owned by Sellers or any of their Affiliates, including those Receivables listed on Schedule 2.1(i)(A) and those Advance Payments listed on Schedule 2.1(i)(B); and
          (j) all other assets, properties and rights used or held for use primarily in connection with the Business (other than the Excluded Assets).

     2.2 Assignment of Contracts, Leases and Other Assets. On the terms and subject to the conditions set forth in this Agreement, each Seller will assign and transfer to Purchaser, effective as of the Closing Date, all of such Seller’s right, title and interest in, to and under, and Purchaser will take assignment of, the following (and all of the following shall be deemed included in the term “Transferred Assets” as used herein):
          (a) the Real Property Lease;
          (b) the DB Secured Credit Facility and the GMAC Secured Credit Facility;
          (c) all Other Transferred Contracts, including the Contracts set forth on Schedule 2.2(c);
          (d) all Permits;
          (e) the Commitments; and
          (f) to the extent legally transferable, all non-disclosure, non-competition confidentiality and similar obligations owed to any Seller to the extent related to the Business.
Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or transfer of any Contract or other Transferred Asset, or any claim or right or any benefit or obligation thereunder or resulting therefrom, if an assignment or transfer thereof, without the consent of a third party thereto or a Governmental Authority, would constitute a breach or violation thereof or impose any obligation or liability on a Seller, and if such a consent is not obtained at or prior to the Closing, which Contract or other Transferred Asset, claim, right or benefit shall be governed by Section 5.2.
     2.3 Excluded Assets. Notwithstanding the provisions of Section 2.1 or 2.2, Sellers shall not sell, assign, convey, transfer or deliver to Purchaser, and Purchaser shall not purchase, acquire or take assignment or delivery of, the assets or rights of Sellers or any of their Affiliates set forth on Schedule 2.3, which assets or rights shall not be included in the term “Transferred Assets” or any other term defined in Section 2.1 or 2.2 (collectively, the “Excluded Assets”).
     2.4 Assumed Obligations. Purchaser shall assume at the Closing, and shall agree to pay, perform, fulfill and discharge when due all liabilities and obligations of the Business and the Transferred Assets relating to any period prior to the Closing that are set forth on Schedule 2.4, and all liabilities and obligations, whether known or unknown, of the Business and the Transferred Assets relating to the period after the Closing (collectively, the “Assumed Obligations”); provided, however, that Purchaser shall assume, and “Assumed Obligations” shall only include, such liabilities and obligations with respect to Advance Payments to the extent that such assets are actually transferred to Purchaser.
     2.5 Excluded Obligations. Purchaser shall not assume or otherwise pay, perform, discharge or be liable in respect of any liability, duty or obligation of the Business and the Transferred Assets relating to any period prior to the Closing other than the Assumed Obligations (collectively, the “Excluded Obligations”), and Sellers shall be solely and exclusively liable with respect to and shall fully pay, perform and discharge all the Excluded Obligations, including the following:
          (a) those litigation matters and other disputes set forth on Schedule 3.7;
          (b) any Taxes of Sellers other than those Taxes pro-rated pursuant to Sections 9.2(b) and 9.3;
          (c) the Intercompany Borrowings, other than the GMAC Secured Credit Facility;
          (d) the Bear Stearns Letter;
          (e) the Retention Agreements, dated as of December 31, 2007, with Teresa Mortensen and Jeff Owings; and
          (f) the Benefit Plans and all rights or liabilities in connection with and assets of the Benefit Plans, except as otherwise provided in the Employee Leasing Agreement.
     2.6 Purchase Price.
          (a) Consideration. On the terms and subject to the conditions of this Agreement, in consideration for the sale, conveyance, assignment, transfer and delivery of the Transferred Assets, and the assignment and assumption of the Assumed Obligations, the aggregate purchase price shall be an amount equal to the fair market value of the Transferred Assets, minus (i) the Assumed Obligations and (ii) the Bonus Accrual Amount, all as determined pursuant to Section 2.6(b) (the “Purchase Price”). Pursuant to that letter agreement, dated June 3, 2008, as amended, by and between RFC and GMAC LLC, Purchaser’s parent company, Sellers received a deposit in the amount of $250,000,000, which shall be applied at Closing against the Purchase Price (the “Deposit Amount”). At the Closing, Purchaser or Sellers, as applicable, shall make such additional payments with respect to the Purchase Price, if any, as set forth in Section 2.6(b).
          (b) Transferred Assets and Assumed Obligations Adjustments. The Purchase Price shall be determined in accordance with the procedures set forth in this Section 2.6(b).
               (i) Valuation. On or prior to the date of this Agreement, ResCap, RFC and Purchaser shall appoint the Valuation Expert to perform an independent valuation (the “Valuation”) of the fair market value of the Transferred Assets, minus (i) the Assumed Obligations and (ii) the Bonus Accrual Amount, based upon current market conditions and the state of the business, including loan credit quality, concentrations, pricing and discounts, in each case as of the close of business on June 30, 2008, and to deliver such Valuation to ResCap, RFC and Purchaser on or before July 24, 2008, together with detailed supporting calculations and assumptions used by the Valuation Expert in performing the Valuation. As promptly as reasonably practicable following the date hereof, Sellers shall calculate the Net Book Value as of June 30, 2008 (the “June 30, 2008 Net Book Value”), and the Valuation Expert shall be instructed to consider the June 30, 2008 Net Book Value in performing the Valuation.

               (ii) Payment. If the Adjusted June 30, 2008 Valuation (as hereinafter defined) (A) provides that the fair market value of the Transferred Assets, minus (i) the Assumed Obligations and (ii) the Bonus Accrual Amount is greater than the Deposit, then Purchaser shall pay the amount of such difference to Sellers at the Closing, or (B) provides that the fair market value of the Transferred Assets, (i) minus the Assumed Obligations and (ii) the Bonus Accrual Amount is less than the Deposit, then Sellers shall pay the amount such difference to Purchaser at the Closing.
               (iii) Objections; Determination Binding. Unless Purchaser, on the one hand, or RFC and ResCap, on the other hand, gives written notice (the “Disputing Party”) to the other party of an objection to all or a part of the Valuation (a “Dispute Notice”) within two calendar days after their receipt of the Valuation, the Valuation shall become binding in its entirety at the end of such two-calendar day period. If a Disputing Party delivers a Dispute Notice within such two-calendar day period and the parties are unable to agree as to all issues in the Dispute Notice within two-calendar days after the Valuation is delivered, then the Valuation shall be resubmitted to the Valuation Expert to resolve the issues set forth in the Dispute Notice in accordance with Section 2.6(b)(iv).
               (iv) Dispute Resolution. The Valuation Expert shall, as promptly as practicable and in no event later than three calendar days following its receipt of the Dispute Notice, deliver to Purchaser, ResCap and RFC a report (the “Adjustment Report”), which shall set forth, in reasonable detail, the Valuation Expert’s determination with respect to the issues specified in the Dispute Notice, and the revisions with respect to the Dispute Notice, if any, to be made to the Valuation together with supporting calculations. The Adjustment Report shall also set forth the final and binding Valuation of the Transferred Assets, minus (i) the Assumed Obligations and (ii) the Bonus Accrual Amount (the “Adjusted June 30, 2008 Valuation”) by taking into account those matters set forth in the Dispute Notice. The Valuation, as adjusted in the Adjustment Report (if any), shall be final and binding on the parties for purposes of the payment of the Purchase Price at Closing, absent arithmetical error, and shall be enforceable against each of the parties in any court of competent jurisdiction
               (v) Post-Closing Adjustment. Within ten days after the Closing, Sellers shall calculate and deliver to Purchaser a statement that sets forth the Net Book Value as of the Closing Date, calculated using the same principles, assumptions and methodologies used to calculate the June 30, 2008 Net Book Value (the “Closing Net Book Value”). The parties shall then calculate the final fair market value of the Transferred Assets, minus (i) the Assumed Obligations and (ii) the Bonus Accrual Amount (the “Final Valuation”) by multiplying the Closing Net Book Value by a fraction, the numerator of which is the Adjusted June 30, 2008 Valuation and the denominator of which is the June 30, 2008 Net Book Value, adjusted for any subsequent mark-to-market, if any, prior to Closing. If the Final Valuation is (A) greater than the Adjusted June 30, 2008 Valuation, then Purchaser shall promptly pay the amount of such excess to Sellers, or (B) less than the Adjusted June 30, 2008 Valuation, then Sellers shall promptly pay the amount of such difference to Purchaser.
     2.7 Closing. The Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. central time on the date that is two

Business Days after the delivery of the Adjusted June 30, 2008 Valuation, or such other place, date and time as is mutually agreeable to Sellers and Purchaser (the “Closing Date”).
     2.8 Deliveries of Sellers.
          (a) On the date of this Agreement, Sellers shall deliver to Purchaser the Valuation Expert Side Letter, duly executed by Sellers.
          (b) At the Closing, the Sellers shall deliver to Purchaser:
               (i) in accordance with Section 2.6(b)(ii), if the Purchase Price payable at Closing is less than the Deposit Amount, an amount equal to the Deposit Amount minus the Purchase Price payable at Closing;
               (ii) the Transition Services Agreement, duly executed by Sellers;
               (iii) the Assignment and Assumption Agreement, duly executed by Sellers;
               (iv) the Bill of Sale, duly executed by Sellers;
               (v) the Transferred Assets, by making such Transferred Assets available to Purchaser at their present location;
               (vi) the Employee Leasing Agreement, duly executed by Sellers;
               (vii) the DB Secured Credit Facility Closing Date Amendment, duly executed by RFC, Deutsche Bank AG, New York Branch and the other parties thereto;
               (viii) an assignment agreement sufficient to vest in Purchaser good title, free and clear of all Liens other than Permitted Liens, the SPE Interests;
               (ix) the resignations of certain of the managers and officers of Resort Funding SPE from their positions as set forth on Schedule 2.8(ix);
               (x) an executed certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) certifying that no Seller (with the exception of RFC Canada) is a foreign person within the meaning of Treasury Regulation 1.1445-2(b)(2);
               (xi) all other conveyance documents reasonably requested by Purchaser to transfer to Purchaser the Transferred Assets;
               (xii) the Bailment Agreement, duly executed by Sellers;
               (xiii) the consent of GMAC, LLC and Wells Fargo Bank, N.A. to the assignment to, and assumption by, Purchaser of the GMAC Secured Credit Facility hereunder;

               (xiv) the consent of GMAC, LLC and Wells Fargo Bank, N.A. pursuant to the GMAC Revolving Credit Facility to the release of all Liens thereunder on any Transferred Asset;
               (xv) evidence reasonably satisfactory to Purchaser that Sellers have delivered to U.S. Bank National Association, as trustee under the Indentures, (i) resolutions adopted in good faith by the board of directors of ResCap approving the transactions contemplated hereby, (ii) an officer’s certificate certifying that the terms of the transactions contemplated hereby are on terms not materially less favorable to Sellers than could reasonably have been obtained in a comparable arm’s length transaction by Sellers with an unaffiliated party; and (iii) a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transactions contemplated hereby are fair from a financial point of view to Sellers;
               (xvi) evidence reasonably satisfactory to Purchaser of the transfer of the concentration account # 1106822 with JP Morgan Chase, NA to Purchaser;
               (xvii) all corporate seals, minute books, organizational documents and other entity records of Resort Funding SPE;
               (xviii) Sellers’ Closing Certificate; and
               (xix) any other items to be delivered by Sellers as required under the terms and provisions of this Agreement.
     2.9 Deliveries of Purchaser.
          (a) On the date of this Agreement, Purchaser shall deliver to Sellers the Valuation Expert Side Letter, duly executed by Purchaser.
          (b) At the Closing, Purchaser shall deliver to Sellers, as applicable:
               (i) in accordance with Section 2.6(b)(ii), if the Purchase Price payable at Closing is greater than the Deposit Amount, an amount equal to the Purchase Price payable at Closing minus the Deposit Amount;
               (ii) the Transition Services Agreement, duly executed by Purchaser;
               (iii) the Assignment and Assumption Agreement, duly executed by Purchaser;
               (iv) the Employee Leasing Agreement, duly executed by Purchaser;
               (v) the Bailment Agreement, duly executed by Purchaser;
               (vi) the DB Secured Credit Facility Closing Date Amendment, duly executed by Purchaser;

               (vii) Purchaser’s Closing Certificate; and
               (viii) any other items to be delivered by Purchaser under the terms and provisions of this Agreement.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF SELLERS
     RFC represents and warrants to Purchaser, and RFC Canada represents and warrants to Purchaser as to itself and not as to RFC, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:
     3.1 Authority of Sellers.
          (a) RFC is a limited liability company validly existing, duly formed and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. RFC has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by RFC of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary limited liability company action on the part of RFC. This Agreement has been, and each other Transaction Document to which it is a party, when executed and delivered at Closing, will be at Closing, duly and validly executed and delivered by RFC and this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligation of RFC, enforceable against RFC in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) RFC Canada is a corporation validly existing, duly formed and in good standing under the laws of Canada, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. RFC Canada has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by RFC Canada of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary corporate action. This Agreement has been, and each other Transaction Document to which it is a party will be at Closing, duly and validly executed and delivered by RFC Canada and this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligation of RFC Canada, enforceable against RFC Canada in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.2 Title to Assets. Except as otherwise set forth herein and except as disclosed in Schedule 3.2, RFC and RFC Canada have good and valid title to, and are the sole and lawful owners of, all of the Transferred Assets, free and clear of any Lien other than Permitted Liens. Except as set forth on Schedule 3.2 and subject to obtaining all applicable consents and approvals and Section 5.2 hereof, each Seller, as applicable, has the full right to sell, convey, transfer, assign and deliver the Transferred Assets to Purchaser and, at the Closing, Sellers shall convey to Purchaser good and valid title to the Transferred Assets, free and clear of any Lien (other than Permitted Liens).
     3.3 Consents and Approvals. Except as set forth on Schedule 3.3, no consent of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made, as applicable, by either Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby and satisfy all their obligations hereunder.
     3.4 Financial Statements. Schedule 3.4 sets forth the unaudited balance sheet and statement of income of the Business as of and for the five months ended May 31, 2008 (the “Financial Statements”). The Financial Statements were prepared from the books and records of Sellers. The Financial Statements, subject to normal year-end and quarterly adjustments and the absence of notes, fairly present in all material respects the financial condition and the results of operations of the Business as of the date of and for the period referred to in such Financial Statements.
     3.5 No Material Adverse Change. Except as set forth on Schedule 3.5, since December 31, 2007 there has not occurred any change in the Business that had, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby and satisfy all their obligations hereunder.
     3.6 Tax Matters. All Tax Returns with respect to the Transferred Assets that are required to be filed by either Seller before the Closing Date have been or will be timely filed. The information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be timely paid in full (except to the extent that (i) such Taxes are being contested in good faith or (ii) a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, would not result in Purchaser being liable for such Taxes nor give rise to a Lien on the Transferred Assets).
     3.7 Litigation. Except as set forth on Schedule 3.7, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to Sellers’ Knowledge,

threatened against either Seller or any of their respective Affiliates, officers, directors or employees and relating to the Business, the Transferred Assets or the Assumed Obligations.
     3.8 Contracts. Schedule 3.8 sets forth a true, correct and complete list of all Other Transferred Contracts (other than the Receivables) of the following types to which either Seller is a party or by which either Seller is bound with respect to the Business, or to which any of the Transferred Assets is subject:
          (a) any lease (whether of real or personal property) (i) providing for annual rentals of $100,000 or more, (ii) which has a term that will extend for more than 12 months after Closing or (iii) that is not cancellable without cost on 90 days’ or less notice by a Seller;
          (b) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets (i)(A) providing for annual payments by a Seller of $100,000 or more or (B) with a party to which aggregate annual payments are made by a Seller of $100,000 or more, (ii) which has a term that will extend for more than 12 months after Closing or (iii) that is not cancellable without cost on 90 days’ or less notice by a Seller;
          (c) any sales, customer or other similar Contract providing for the sale by either Seller of materials, supplies, goods, services, equipment or other assets (i)(A) that provides for annual payments to a Seller of $100,000 or more or (B) with a party to which aggregate annual payments are made to a Seller of $100,000 or more, (ii) which has a term that will extend for more than 12 months after Closing or (iii) that is not cancellable without cost on 90 days’ or less notice by a Seller;
          (d) any partnership, joint venture or other similar agreement or arrangement;
          (e) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
          (f) any option, license, franchising or similar contract;
          (g) any agency, dealer, sales representative, marketing, distribution or other similar agreement;
          (h) any Contract (other than the Receivables) pursuant to which either Seller has made or will make loans or advances, or has or will become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);
          (i) any power of attorney or agency Contract or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of a Seller or a Seller is granted the authority to act for or on behalf of any Person;
          (j) any Contract which relates to the management, operation or governance of Resort Funding SPE;

          (k) any Contract containing commitments of suretyship, guaranty or indemnification by the Business (except for guarantees, warranties and indemnities in connection with the sale of goods in the ordinary course of business);
          (l) any Contract with any employee, officer or director of the Business or Resort Finance SPE, or with any stockholder or other Affiliate of Resort Finance SPE;
          (m) any commission agreements and exclusive sales agreements; and
          (n) any other contract, commitment, arrangement or plan that is material to either Seller or the conduct of the Business.
Sellers have delivered to Purchaser true, correct and complete copies of each document set forth on Schedules 3.8. Each Contract set forth on Schedules 3.8 is legal, valid, binding, enforceable against Sellers and, to Sellers’ Knowledge, the other parties thereto, and in full force and effect in accordance with its respective terms. Neither Seller is nor, to Sellers’ Knowledge, is any other party, in default, violation or breach in any respect under any such Contract.
     3.9 Developer Note Receivables.
          (a) Schedule 3.9(a) sets forth a true, correct and complete list of all Developer Note Receivables, including (i) the name of each developer Obligor under the Developer Note Receivable and (ii) the principal amount outstanding and total commitment amount thereunder.
          (b) Schedule 3.9(b) sets forth a true, correct and complete copy, in all material respects, of the Resort Finance Resource Guide. The Resort Finance Resource Guide contains a true, correct and complete copy of RFC’s underwriting and credit policies and procedures (the “Credit Policies and Procedures”).
          (c) Sellers have underwritten and credit approved all transactions that are represented by the Developer Note Receivables, and determined the eligibility of each developer Obligor, in accordance with the Credit Policies and Procedures.
          (d) To Sellers’ Knowledge, there is no contest, claim, dispute or right of set-off under any Developer Note Receivable, nor has any Seller taken any action that would reasonably be expected to give rise to a contest, claim, dispute or right of set-off under any Developer Note Receivable
               (e) (i) No Seller nor any of their respective Affiliates is in breach in any respect of any representation or warranty provided under or in connection with any of the Developer Note Receivables;
                     (ii) Sellers and their respective Affiliates have performed in all material respects all of the obligations required to be performed by such entity under or in connection with the Developer Note Receivables;

               (iii) The Developer Note Receivables constitute the legal, valid and binding obligation of the applicable Seller and, to Sellers’ Knowledge, each other party thereto, enforceable in accordance with their terms; and
               (iv) To Sellers’ Knowledge, no Seller has received written notice that any party to a Developer Note Receivable disputes Sections 3.9(e)(i) through (e)(iii).
     3.10 Compliance with Laws. Except as set forth on Schedule 3.10, Sellers are, in all material respects, in compliance with all applicable Laws with respect to the Business, and Sellers are not in default with respect to any judgment, order, injunction, settlement agreement or decree of any Governmental Authority in connection with the Business or otherwise related to any of the Transferred Assets (it being understood that the representation contained in this Section 3.10 shall not apply to Tax matters, environmental matters, employee benefit matters or intellectual property matters as the sole and exclusive representations and warranties with respect to such matters are set forth in Sections 3.6, 3.13, 3.16 and 3.18, respectively).
     3.11 Sufficiency of Transferred Assets. Except as set forth on Schedule 3.11, the Transferred Assets, whether real or personal, tangible or intangible, (a) comprise all of the assets, properties and rights that are necessary to conduct the Business as it is currently conducted consistent with past practice and (b) comprise all of the assets, properties and rights that are currently used by Sellers and their respective Affiliates to conduct the Business.
     3.12 Real Property. Except for the Real Property Lease, no Seller owns any real property, or is a party to any lease, agreement to lease, option to lease or license with respect to real property, that is used primarily in the conduct of the Business. Sellers have delivered a true, correct and complete copy of the Real Property Lease and any amendments, supplements, schedules or exhibits thereto.
     3.13 Environmental Matters. To Sellers’ Knowledge:
          (a) No Hazardous Materials have been used, stored or otherwise handled in any material manner on, under, in, from or affecting the Leased Real Property, and no Hazardous Materials have at any time been released in any material amount into, stored or deposited over, upon or below the Leased Real Property.
          (b) No Seller has received any notice of any material violations (nor are they aware of any existing violations) of any applicable Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, under, in, from or affecting the Leased Real Property and there are no legal actions or proceedings pending or threatened by any person with respect to any such violations.
          (c) The Leased Real Property is currently being, and as in the past been, operated by either Seller, as applicable, in all material respects in accordance with, and in all material respects in compliance with, all applicable Environmental Laws.
     3.14 Developer Note Receivables and Developer Receivables Documents.

          (a) The Developer Note Receivables arise from financing transactions actually made in the ordinary course of the Business and, to the extent applicable to a Seller (as a party thereto), represent legal, valid and binding obligations of such Seller and, to Sellers’ Knowledge, each other party thereto, enforceable in accordance with their terms. No Developer Note Receivable or related developer Receivables Document contravenes any Law applicable thereto, and no Seller nor, to Sellers’ Knowledge, any other party to any such Receivables Document is in violation in any material respect with any Law applicable thereto.
          (b) The Developer Note Receivables are current and the amounts due and payable thereunder are not delinquent or past due in accordance with the terms of the applicable Developer Note Receivable, and the developer Obligors are in compliance in all material respects with all their agreements and covenants thereunder.
          (c) There have been no loan losses, foreclosures, delinquencies and charge-offs of either Seller in connection with the Business since September 1, 2006.
          (d) To Sellers’ Knowledge, there is no contest, claim or right of set-off under any Developer Note Receivable with any developer Obligor relating to the amount or validity of such Developer Note Receivables, nor has any Seller taken any action or failed to take any action that would reasonably be expected to give rise to a contest, claim or right of set-off under any Developer Note Receivable.
          (e) No Seller has Developer Note Receivables from any Affiliate or from any of its directors, officers, employees, stockholders or members.
          (f) Except as set forth on Schedule 3.14(f), Sellers own all right, title and interest in and to each Developer Note Receivable, free and clear of all Liens other than Permitted Liens, and have a perfected first priority security interest in the Collateral securing or purporting to secure such Developer Note Receivable. Each Developer Note Receivable and related developer Receivables Document is a valid, binding and legally enforceable obligation of the applicable Seller and, to Sellers’ Knowledge, each other party thereto. Each Seller has fulfilled in all material respects its respective obligations under each Developer Note Receivable and related developer Receivables Document.
          (g) Except as set forth on Schedule 3.14(g), no Person has a participation in or other right to receive any payments under any Developer Note Receivable, and no Seller has taken any action to convey any right to any Person that would result in such Person having a right to any payments received with respect to any Developer Note Receivable.
          (h) Except as set forth on Schedule 3.14(h), all material filings and other actions required to be made, taken or performed by any Person in any jurisdiction to give a Seller a first priority perfected ownership or security interest in any and all Collateral required by the related Receivables Documents to secure any Developer Note Receivable have been made, taken or performed, except that where the failure to have made such filings or taken such actions would not materially impair the collectibility of such Developer Note Receivables.

          (i) Each Seller has complied in all material respects with its established policies and procedures in establishing loan loss reserves for the Developer Note Receivables and any other transactions arising out of the Developer Note Receivables.
          (j) Sellers have delivered to Purchaser a CDROM containing a true and correct electronic copy of the Consumer Note Receivables as of May 31, 2008.
          (k) The developer Obligors under each Developer Receivables Loan Agreement have represented to RFC that the Consumer Note Receivables that constitute “eligible instruments” under such Developer Receivables Loan Agreements are valid without offset, defense or counterclaim and, to Sellers’ Knowledge, such representations are true and accurate in all material respects.
     3.15 Bank Accounts. Schedule 2.1(b) constitutes a true, correct and complete list of all the Bank Accounts, together with information as to the owner and frequency of fund transfers with respect to such Bank Accounts. Except for those Advance Payments set forth on Schedule 2.1(i)(B), all cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal and each such account is reconciled on a timely basis, is fully funded and, to Sellers’ Knowledge, is free from errors.
     3.16 Employee Benefits.
          (a) Sellers do not maintain, sponsor nor have any obligation to contribute to any “employee benefit plan” (within the meaning of section 3(3) of ERISA) or any plan which is not an employee benefit plan, with the exception of the Benefit Plans.
          (b) All Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law and no notice has been issued by any governmental authority questioning or challenging such compliance. Each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS. None of the Benefit Plans is subject to title IV of ERISA.
          (c) Sellers do not contribute to or have any obligation to contribute to any Multiemployer Plan with respect to any Employees.
     3.17 Licenses and Permits. Except as set forth on Schedule 3.17, Sellers have obtained, and are in compliance in all material respects with, all necessary Permits. Schedule 2.2(d) sets forth a true, correct and complete list of all Permits required by all federal, state, local and other governmental or regulatory authorities or courts and other tribunals for the conduct of the Business as currently conducted. To Sellers’ Knowledge, there are no proceedings pending or threatened that may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits. To Sellers’ Knowledge, there are no disciplinary actions under any such Permits pending or threatened, no prior proceeding or disciplinary action has resulted in adverse action against any Seller.
     3.18 Intellectual Property. To Sellers’ Knowledge:

          (a) Schedule 2.1(d) sets forth a true, correct and complete list of all Transferred IT Assets and Schedule 2.1(c) sets forth a true, correct and complete list of all Transferred Intellectual Property, in each case as of the date hereof.
          (b) Neither Seller owns any patent registrations or patent applications that are used in and are material to the conduct of the Business as currently conducted.
          (c) With respect to the Transferred Intellectual Property, (i) Sellers own and possess all right, title and interest in and to such Transferred Intellectual Property, free and clear of all Liens other than Permitted Liens, (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Transferred Intellectual Property has been made or is threatened, (iii) none of the Transferred Intellectual Property is being infringed upon or violated by any other Person, (iv) no Seller has received any notices of any infringement or misappropriation by any third party with respect to the Transferred Intellectual Property and (v) no Seller has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.
          (d) None of the Transferred IT Assets used by Sellers in the conduct of the Business was either (i) developed by employees of either Seller within the scope of their employment or (ii) developed on behalf of either Seller by a third party. Sellers are not a party to any (A) software Contract or (B) any license, sublicense or other agreement, except with respect to off-the-shelf “shrink-wrap” software applications. Sellers have obtained the right and license to use the third-party programming and materials contained in the software programs and the technical documentation. Sellers have not received any notices of any infringement or misappropriation by any third party licensor with respect to any Transferred IT Assets. Sellers have the legal power to convey to Purchaser the Transferred IT Assets under this Agreement. Sellers shall promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by Purchaser and necessary for the transfer or assignment of such Transferred IT Assets to Purchaser.
          (e) Except as set forth on Schedule 3.18(e), Sellers have taken all reasonable measures to protect the secrecy, confidentiality and value of all trade secrets required for, related to and used in the Business. No employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Sellers in the furtherance of the Business that have not been assigned to Sellers.
     3.19 Labor.
          (a) There are no labor controversies pending or, to Sellers’ Knowledge, threatened against either Seller that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute “plant closings” or “mass layoffs” (each as defined in the WARN Act or otherwise require notification to employees under WARN.
     3.20 Customers. Except as set forth on Schedule 3.20, Sellers have used commercially reasonable efforts to maintain good working relationships with all customers of the Business,

including the developer Obligors under the Developer Note Receivables. None of such customers has given any Seller notice terminating, canceling or threatening to terminate or cancel any Developer Note Receivable with any Seller, and there are no disputes with any developer Obligor.
     3.21 Brokers or Finders. Except for the Valuation Expert and except as set forth on Schedule 3.21, no Seller has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Sellers, as of the date hereof and as of the Closing Date (except to the extent any such representations and warranties shall have been expressly made as of a particular date, in which case such representations and warranties shall be made only as of such date), as follows:
     4.1 Authority of Purchaser. Purchaser is a limited liability company validly existing, duly formed and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been, and each other Transaction Document to which it is a party, will be at Closing, duly and validly executed and delivered by Purchaser and this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.2 Consents and Approvals. Except as set forth on Schedule 4.2, no consent of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made, as applicable, by Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated by this Agreement or by any other Transaction Document, except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition of Purchaser or the ability of Purchasers to consummate the transactions contemplated hereby and satisfy all their obligations hereunder.

     4.3 Financing. Purchaser shall have on the Closing Date all necessary financial resources available to consummate the transactions contemplated hereby.
     4.4 Brokers and Finders. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 5.
COVENANTS
     5.1 Subsequent Actions. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. If at any time after the Closing, Purchaser shall consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser or its Affiliates, as applicable, its right, title or interest in, to or under any or all of the Transferred Assets or (b) otherwise to carry out this Agreement, Sellers shall use commercially reasonable efforts to execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or its Affiliates, as applicable.
     5.2 Third Party Consents. Sellers shall use commercially reasonable efforts to obtain and to cooperate with Purchaser in the effort to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals (collectively “Consents”) from third parties or Governmental Authorities necessary to consummate this Agreement and the transactions contemplated hereby. This Agreement shall not operate to assign any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of any Seller or Purchaser thereunder. If a Consent required to assign any Contract (including a Receivable) is not obtained on or prior to the Closing Date then, to the extent permitted by Law (until such time as such Consent is obtained and the assignment of such Contract to Purchaser is effected to Purchaser’s reasonable satisfaction): (a) Sellers shall use commercially reasonable efforts, at their sole expense, to (i) provide to Purchaser the benefits of the applicable Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide the benefits of the applicable Contract to Purchaser, including entering into subcontracts for performance and (iii) enforce at the request of Purchaser and for the account of Purchaser any rights of Sellers arising from any such Contract; and (b) Purchaser shall use commercially reasonable efforts to the extent permitted under the applicable Contract, to provide for the performance of the obligations of Sellers on any reasonable and lawful basis. Until such time as any required Consent is obtained and the assignment of the applicable Contract to Purchaser is effected to Purchaser’s reasonable satisfaction, such Contract shall not be a Transferred Asset and shall be deemed to be an Excluded Asset.
     5.3 Employee Matters.
          (a) Sellers shall continue to employ the Employees after the Closing Date, and shall make the services of the Employees available to Purchaser pursuant to the terms of the Employee Leasing Agreement. Prior to the expiration of the Employee Leasing Agreement, Purchaser may offer employment, in Purchaser’s sole discretion, to be effective immediately upon the expiration of the Employee Leasing Agreement (the “Employee Leasing Expiration Date”), to those Employees who are providing services to Purchaser under the Employee Leasing Agreement immediately prior to the Employee Leasing Expiration Date, upon such terms and conditions as Purchaser shall determine prior to the Employee Leasing Expiration Date. Except to the extent necessary to avoid duplication of benefits, Purchaser shall cause each Employee who accepts Purchaser’s offer of employment and commences employment with Purchaser (collectively, the “Transferred Employees”) to be given full credit for all service with Sellers prior to the Employee Leasing Expiration Date (and service credited by Seller) for eligibility and vesting purposes under any employee benefit plans or arrangements of Purchaser or any of its Affiliates in which such Transferred Employees participate from and after the Employee Leasing Expiration Date, to the same extent such service was recognized by Sellers immediately prior to the Employee Leasing Expiration Date. Purchaser shall, to the extent permitted by the terms of its plans (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any welfare plan in which such employees may be eligible to participate after the Employee Leasing Expiration Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Employee Leasing Expiration Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Employee Leasing Expiration Date, to the extent permitted by the terms of such plans, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Employee Leasing Expiration Date.
          (b) Purchaser shall assume responsibility for paying the 2008 bonus to the Transferred Employees, to the extent awarded by Purchaser in Purchaser’s sole discretion after consultation with Sellers. If 50% of such amount of 2008 bonuses actually paid by Purchaser to the Transferred Employees (i) is less than the Bonus Accrual Amount, then Purchaser shall pay such difference to Sellers within five Business Days after such payment to the Employees, or (ii) is greater than the Bonus Accrual Amount, then Sellers shall pay such difference to Purchaser within five Business Days after receipt of reasonably satisfactory evidence of such payment to the Employees.
     5.4 Records; Post-Closing Access to Information.
          (a) Between the date of this Agreement and the Closing Date, Sellers shall, during ordinary business hours and upon reasonable notice, (i) provide Purchaser and its representatives reasonable access to each Seller’s respective books, records, personnel, offices and other facilities related to the Business as Purchaser may reasonably request, and (ii) cause their respective officers and advisors to furnish Purchaser with such operating data and other information related to the Business, as Purchaser may from time to time reasonably request.
          (b) Purchaser shall preserve and retain, and shall cause its Affiliates in accordance with the document retention policy of Purchaser, as amended from time to time, to preserve and retain, all agreements, documents, books, records and files (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the Transferred Assets or the Assumed Obligations prior to the Closing Date.
          (c) From and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, afford Sellers and their respective counsel, accountants and other authorized representatives, with five Business Days’ prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records related to the Transferred Assets, the Assumed Obligations and any other assets or information that Sellers reasonably deem necessary, including in connection with the preparation of the Valuation and any report or Tax Return required to be filed by Sellers under applicable Law (but so as not to unduly disrupt the normal course of operations of Purchaser), including preparing or defending any Tax Return and any interim or annual report or other accounting statements.
          (d) If and for so long as any party hereto is contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business or the Transferred Assets, each other party hereto shall (A) fully cooperate with it and its counsel in, and assist it and its counsel with, the contest or defense, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and (C) provide such information, testimony and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 8). For the avoidance of doubt, this Section 5.4(d) shall not apply with respect to disputes between the parties hereto, other than with respect to cooperation by an Indemnifying Party related to any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be, or is, sought under this Agreement.
     5.5 Assignments. Without limiting any other provision of this Agreement, in each case at Sellers’ sole cost and expense:
          (a) on or prior to the Closing Date, Sellers shall execute and deliver all powers of attorney as may be reasonably requested by Purchaser in order to properly reflect the transfer of all right, title and interest in the Receivables to the owner of such Receivables or Purchaser, as appropriate, under any related agreements, and after the Closing shall execute and deliver such additional powers of attorney as may be reasonably necessary to comply with Law in a particular jurisdiction; provided that Purchaser shall provide Sellers with prompt written notice of any action taken within 180 days after the Closing Date pursuant to such powers of attorney;
          (b) within 15 days after the Closing Date, RFC shall prepare and record in the real estate recording offices of all applicable jurisdictions assignments of all mortgages securing developer obligations pursuant to the Acquisition, Development and Construction Loan Agreements; and
          (c) within 180 days after the Closing Date, in connection with each transfer of the Receivables and the related Transferred Assets, Purchaser shall have received reasonably satisfactory evidence (i) that Sellers have identified all security interests in Collateral in the name of the Sellers that constitute Fee Simple Intervals or Right to Use Intervals or notes or indebtedness secured thereby, (ii) that all security interests in Collateral in the name of the Sellers that constitute Right to Use Intervals or notes or indebtedness secured thereby that are filed in the name of Sellers under the UCC of any applicable jurisdiction have been amended, assigned or transferred to reflect Purchaser’s interest in such Collateral and (iii) that all security interests in Collateral in the name of the Sellers that constitute Fee Simple Intervals or notes or indebtedness secured by mortgages or deeds of trusts with respect thereto have been validly assigned or transferred to the Purchaser and such assignment, deed or transfer have been recorded in the real estate recording offices of the applicable jurisdictions.
     5.6 Conduct of the Business. Except (i) for actions approved by Purchaser in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law or (iii) as set forth on Schedule 5.6, Sellers shall, and shall cause Resort Funding SPE to, operate and maintain the Business in the ordinary course and in a manner consistent with past practice. Without limiting the foregoing, except (i) for actions approved by Purchaser in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law or (iii) as set forth on Schedule 5.6, Sellers shall not (in relation to the Business), and shall cause Resort Funding SPE not to:
          (a) amend any of the organizational documents of Resort Funding SPE;
          (b) issue, sell or dispose of any of the membership interests in Resort Funding SPE;
          (c) sell, lease, license or grant any Lien (other than Permitted Liens) or otherwise dispose of any of Transferred Assets, except in the ordinary course consistent with past practice;
          (d) enter into any new contract, agreement, lease or permit primarily related to the Business, any Acquisition, Development and Construction Loan Agreement or any Developer Receivables Loan Agreement, or amend in any material respect any such Contract included in the Transferred Assets, except in the ordinary course consistent with past practice;
          (e) enter into any contract, agreement, lease or permit with respect to real property, or amend the Real Property Lease; or

          (f) enter into any contract, agreement, commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing clauses (a) through (e).
     5.7 Supplements to Schedules. Sellers and Purchaser agree that, with respect to Sellers’ representations and warranties contained in this Agreement, Sellers shall have the continuing obligation until the Closing to correct, supplement or amend promptly the Schedules set forth in Article 5 hereto with respect to any matter arising or discovered after the date of this Agreement (whether or not existing or known at the date of this Agreement) that causes the representations and warranties of Sellers to be untrue or inaccurate in any respect, subject to the last sentence of this Section 5.7. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled and including for purposes of Article 8, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement or amendment, except for any such correction, supplement or amendment in respect of events occurring or conditions arising after the date of this Agreement that is not the result of a breach by any Seller of Section 5.6, in which case such correction, supplement or amendment shall be deemed included in the Schedules for all purposes of this Agreement. Sellers and Purchaser acknowledge and agree that Purchaser requires a reasonable amount of time to review any corrections, supplements and amendments to the Schedules and, accordingly, shall provide Purchaser with any corrections, supplements and amendments at least three Business Days prior to the Closing (unless a lesser time is agreed to by Purchaser).
ARTICLE 6.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
     The obligation of Purchaser to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:
     6.1 Warranties True as of Closing Date. The representations and warranties of Sellers contained herein shall be accurate, true and correct in all material respects on and as of the date hereof, except those made as of a specified date (in which case such representations and warranties of Sellers shall have been accurate, true and correct in all material respects as of such date).
     6.2 Compliance with Covenants. Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by them on or prior to the Closing Date.
     6.3 Deliveries by Sellers. Sellers shall have effected the deliveries required pursuant to Section 2.8.
     6.4 Sellers’ Certificates. Purchaser shall have received a certificate (the “Sellers’ Closing Certificate”) jointly executed by an authorized officer of each Seller, dated as of the

Closing Date, to the effect that the conditions set forth in Sections 6.1, 6.2 and 6.3 hereof have been satisfied.
     6.5 Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority with at least a reasonable possibility of success seeking to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Sellers in writing that this Agreement or the consummation of the transactions contemplated by this Agreement, this Agreement would in any manner constitute a violation of any law, rule, or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transaction contemplated by this Agreement.
     6.6 Laws. There shall not be any Law restraining, enjoining or prohibiting the consummation of the transaction contemplated by this Agreement.
ARTICLE 7.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
     The obligation of Sellers to execute this Agreement and consummate the transactions contemplated hereby is, at the option of Sellers, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:
     7.1 Warranties True as of Closing Date. The representations and warranties of Purchaser contained herein shall be accurate, true and correct in all material respects on and as of the date hereof, except those made as of a specified date (in which case such representations and warranties of Purchaser shall have been accurate, true, and correct in all material respects as of such date).
     7.2 Compliance with Covenants. Purchaser shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date.
     7.3 Deliveries by Purchaser. Purchaser shall have effected the deliveries required pursuant to Section 2.9.
     7.4 Purchaser’s Certificate. Sellers shall have received a certificate (the “Purchaser’s Closing Certificate”) executed by an authorized officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof have been satisfied.
     7.5 Injunctions. No court or other Governmental Authority shall have issued an order, decree or ruling that shall then be in effect enjoining, restraining or prohibiting the completion of the transactions contemplated hereby and no suit, action or proceeding shall have been instituted by a Governmental Authority with at least a reasonable possibility of success seeking to enjoin, restrain, prohibit or otherwise challenge the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement, and no Government Authority shall have notified Purchaser or Sellers in writing that this Agreement or the consummation of the transactions contemplated by this Agreement would in any manner constitute a violation of any law, rule or regulation and that it intends to commence any suit, action, or proceeding to restrain, enjoin or prohibit the transactions contemplated by this Agreement.
     7.6 Laws. There shall not be any Law restraining, enjoining, or prohibiting the consummation of the transaction contemplated by this Agreement.
     7.7 Consent to Assignment of GMAC Secured Credit Facility. Sellers shall have received the consent of GMAC, LLC and Wells Fargo Bank, N.A. to the assignment to, and assumption by, Purchaser of the GMAC Secured Credit Facility hereunder.
     7.8 Consent to GMAC Revolving Credit Facility. Sellers shall have received the consent of GMAC, LLC and Wells Fargo Bank, N.A. pursuant to the GMAC Revolver Facility to the release of all Liens on any Transferred Asset.
     7.9 Fairness Opinion. Sellers shall have received a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transactions contemplated hereby are fair from a financial point of view to Sellers.
ARTICLE 8.
SURVIVAL AND INDEMNIFICATION
     8.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of 24 months, except that (a) Tax Warranties in respect of a particular Tax shall survive until the Tax Statute of Limitations Date for such Tax and (b) Title and Authorization Warranties shall survive forever. Neither Purchaser nor any Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 8.1.
     8.2 Indemnification by Seller. Subject to Section 8.4, Sellers agree to indemnify Purchaser, its Affiliates and its officers, directors, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses imposed on, incurred by or suffered by any Purchaser Indemnified Party arising out of or resulting from any of the following:
          (a) any breach of or any inaccuracy in any representation or warranty made by Sellers in this Agreement; provided, that Sellers shall not have any liability under this Section 8.2(a) for any breach of or inaccuracy in any representation or warranty unless (i) in the case of all representations and warranties, except Tax Warranties and Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Sellers not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date, (ii) in the case of Tax Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Sellers not later than

5:30 p.m. central time on the Tax Statute of Limitations Date for the particular Tax in question and (iii) in the case of Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim is given to Sellers at any time in the future promptly following discovery of such breach; provided, that the failure of the Purchaser Indemnified Party to give such prompt written notice shall not relieve Sellers of their obligations under this Article 8 except to the extent (if any) that Sellers have been prejudiced thereby;
          (b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.2(a) above) Sellers to perform any agreement, covenant, obligation or undertaking of Sellers set out in this Agreement delivered at the Closing; provided, that Sellers shall not have any liability under this Section 8.2(b) for any breach or failure occurring on or prior to the Closing Date unless a notice of the Purchaser Indemnified Party’s claim is given to Sellers not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date; or
          (c) the Excluded Obligations.
     8.3 Indemnification by Purchaser. Subject to Section 8.4, Purchaser agrees to indemnify Sellers, their respective Affiliates and their respective officers, directors, employees, successors and permitted assigns (the “Seller Indemnified Parties”) after the Closing against and in respect of, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses asserted against, imposed on, incurred by or suffered by any Seller Indemnified Party arising out of or resulting from any of the following:
          (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; provided, that Purchaser shall not have any liability under this Section 8.3(a) for any breach of or inaccuracy in any representation or warranty unless, (i) in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date and (ii) in the case of Title and Authorization Warranties, a notice of the Seller Indemnified Party’s claim is given to Purchaser at any time in the future;
          (b) any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.3(a) above) Purchaser to perform any agreement, covenant, obligation or undertaking of Purchaser set out in this Agreement; provided, that Purchaser shall not have any liability under this Section 8.3(b) for any breach or failure occurring on or prior to the Closing, unless a notice of the Seller Indemnified Party’s claim is given to Purchaser not later than 5:30 p.m. central time on the 24-month anniversary of the Closing Date;
          (c) any event or condition occurring after the Closing Date with respect to the Transferred Assets and the Assumed Obligations; or
          (d) the Assumed Obligations.
     8.4 Limitations on Liability. Notwithstanding any other provision of this Agreement:
          (a) Other than for liability under Section 3.6, Section 8.2(b), Section 8.2(c), Section 8.3, Section 8.9 or Article 9, for which, in each case, this Section 8.4(a) shall not be applicable (with the effect that indemnification for any such Losses for any such breach shall not be subject to this Section 8.4(a)), Sellers shall not have any obligation to indemnify the Purchaser Indemnified Parties unless the aggregate amount of Losses subject to indemnification pursuant to Section 8.2 shall exceed 1% of the Purchase Price (the “Basket Amount”), and once such amount is exceeded, Sellers shall indemnify the Purchaser Indemnified Parties for, and shall be liable for, the full amount of all Losses subject to indemnification pursuant to Section 8.2 (subject to the other limitations on indemnification expressly set forth in this Agreement), without reduction for the Basket Amount.
          (b) Other than for liability under Section 3.6, Section 8.9 and Article 9, or for breach of Sellers’ obligations to make any payment pursuant to Section 2.6, in no event shall the aggregate liability of Sellers for Losses incurred or suffered by the Purchaser Indemnified Parties exceed the amount equal to 25% of the Purchase Price (the “Indemnification Cap”).
          (c) Other than for liability under Section 8.3(b), Section 8.3(c), Section 8.3(d), Section 8.9 or Article 9, for which, in each case, this Section 8.4(c) shall not be applicable (with the effect that indemnification for any such Losses for any such breach shall not be subject to this Section 8.4(c)), Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties unless the aggregate amount of Losses subject to indemnification pursuant to Section 8.3 shall exceed the Basket Amount, and once such amount is exceeded, Purchaser shall indemnify the Seller Indemnified Parties for, and shall be liable for, the full amount of all Losses subject to indemnification pursuant to Section 8.3 (subject to the other limitations on indemnification expressly set forth in this Agreement), without reduction for the Basket Amount.
          (d) Other than liability under Section 8.3(d), Section 8.9, or Article 9, or for breach of Purchaser’s obligations to make any payment pursuant to Section 2.6, in no event shall the aggregate liability of Purchaser for Losses incurred or suffered by the Seller Indemnified Parties exceed the Indemnification Cap.
          (e) The sole and exclusive liability and responsibility of Sellers to the Purchaser Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby, other than the Transition Services Agreement and the Employee Leasing Agreement (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation), and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8 and Article 9.
          (f) The sole and exclusive liability and responsibility of Purchaser to the Seller Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby, other than the Transition Services Agreement and the Employee Leasing Agreement (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation), and the sole and exclusive remedy of the Seller Indemnified Parties with respect to any of the foregoing, shall be as set forth in Article 8 and Article 9 and Section 11.16.
          (g) The indemnification obligations of RFC Canada shall be limited to any breach of or any inaccuracy in any representation or warranty made by RFC Canada in this

Agreement, any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.2(a) above) RFC Canada to perform any agreement, covenant, obligation or undertaking of RFC Canada set out in this Agreement delivered at the Closing, and the Excluded Obligations of RFC Canada, and in no event shall RFC Canada have any liability or obligation hereunder, whether under a theory of joint and several liability or otherwise, for any breach of or any inaccuracy in any representation or warranty made by RFC in this Agreement, any breach of or failure by (excluding any breach or inaccuracy covered by Section 8.2(a) above) RFC to perform any agreement, covenant, obligation or undertaking of RFC set out in this Agreement delivered at the Closing, or the Excluded Obligations of RFC.
     8.5 Claims. As promptly as is reasonably practicable after knowledge of a claim for indemnification under this Agreement that does not involve a third party claim, or the commencement of any suit, action or proceeding of the type described in Section 8.6, becomes within the knowledge of Purchaser or Sellers, as the case may be, the Indemnified Person shall give written notice to the Indemnifying Person of such claim, which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at the time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply; provided, that failure of the Indemnified Person to give such notice of any such claim shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice.
     8.6 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give written notice (the “Initial Notice”) as promptly as is reasonably practicable, but in any event no later than 10 Business Days after receiving notice thereof, to the Indemnifying Person of the written assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity is to be sought under this Agreement (which notice shall specify in reasonable detail the nature of such claim and the estimated amount (if then susceptible to estimation) that the Indemnified Person at that time plans to seek hereunder from the Indemnifying Person, together with such reasonably available information (if not already available to the Indemnifying Person) as may be necessary for the Indemnifying Person to determine that the limitations in Section 8.4 have been satisfied or do not apply); provided, that failure of the Indemnified Person to give such notice of any such claim or commencement shall not release, waive or otherwise affect the obligations under this Article 8 of the Indemnifying Person with respect thereto except to the extent that it is materially prejudiced by the failure or delay in giving such notice. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person within 10 Business Days after the receipt of the Initial Notice from the Indemnified Person of the claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice reasonably acceptable to the Indemnified Person, and in the event of such assumption, shall have the exclusive right, subject to compliance by the Indemnifying Person with clauses (i) and (iii) of Section 8.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person does not so elect to assume such defense in accordance with the terms of this Section 8.6, the Indemnified Person may defend such claim, suit, action or proceeding in such manner as the Indemnified Person may deem appropriate, including settling such claim or action or proceeding (after giving notice of the same to the Indemnifying Person) on such terms as the Indemnified Person may deem appropriate, and the Indemnifying Person shall assist and cooperate with such defense in accordance with Section 5.4(c) and, if liable pursuant to this Article 8, shall promptly indemnify the Indemnified Person in accordance with the provisions of this Article 8. If the Indemnifying Person so assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Person; provided, that the expense of separate counsel so employed shall be borne by the Indemnified Person unless there exists actual or potential conflicting interests between the Indemnifying Person and the Indemnified Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.
     8.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 8.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of any settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld or delayed, (b) if the Indemnifying Person has assumed the defense of a claim, suit, action or proceeding pursuant to Section 8.6, the Indemnified Person shall not compromise or settle such claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed, and (c) such settlement shall not contain any finding or admission of any violation of Law or any fault on the part of the Indemnified Person, and shall not have any effect on any other claims that may be made by the Indemnified Person against the third party bringing the claim, suit, action or proceeding.
     8.8 Net Losses; Subrogation; Mitigation.
          (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, but only if the insurance premium relating to such proceeds has not been paid for by the Indemnified Person, (ii) any Tax Benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and from the payment of any amounts to the Indemnified Person (or any of its Affiliates) on account of any Losses and (iii) any other recoveries directly relating to such Loss obtained by the Indemnified Person (or any of its Affiliates) from any other third party, less all Losses related to the pursuing and receipt of such recoveries and any related recoveries. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party. If any such net proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying

Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such net proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).
          (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any insurance company or any other third party from which the Indemnified Person (and its Affiliates) has contractual indemnity rights, in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
          (c) Purchaser and Sellers shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be detrimental in any material respect to such party.
     8.9 Special Rule for Fraud. Notwithstanding anything in this Article 8 or elsewhere in this Agreement to the contrary, in the event of a breach of a representation or warranty by any party to this Agreement that constitutes fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party to this Agreement or on its behalf) and will continue in full force and effect for perpetuity, and any Losses from any such breach shall not be subject to the indemnification basket, cap or other limitations contained in this Article 8.
ARTICLE 9.
TAX MATTERS
     9.1 Transfer Taxes. All excise, goods and services, sales (including bulk sales), use, value added, registration, recording, documentary, conveyancing, property, and transfer taxes incurred with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally (50/50) by Purchaser and Sellers. Sellers and Purchaser shall cooperate to timely prepare, and Sellers shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Purchaser is required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. With respect to any such returns or filings required to be filed by Sellers, Sellers shall provide Purchaser with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.
     9.2 Liability for Taxes and Related Matters.
          (a) Sellers shall prepare or cause to be prepared all Tax Returns relating to the Transferred Assets for periods ending on or prior to the Closing Date.
          (b) Purchaser shall prepare and file all Tax Returns relating to all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the

Transferred Assets for any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period,” and such Taxes, “Straddle Period Taxes”), whether imposed or assessed before or after the Closing Date. The liability for payment of each such Straddle Period Tax shall be pro-rated between Purchaser and Sellers at the Closing Date based on 100% of the amount of such Straddle Period Tax imposed for the prior taxable period. The portion of each such Straddle Period Tax that is allocable to Sellers shall be the product of (i) 100% of the amount of such tax for the prior taxable period and (ii) a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. The amount of Tax allocable to Sellers pursuant to this Section 9.2(b) shall be withheld from the Purchase Price, and Purchaser shall be responsible for remitting all Straddle Period Taxes to the appropriate taxing authority when due.
          (c) Cooperation. Purchaser and Sellers agree to furnish or cause their Affiliates to furnish to each other upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and Sellers shall cooperate, or cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 9.2. Purchaser and Sellers shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Transferred Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Purchaser and Sellers shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.
     9.3 Purchase Price Adjustment; Tax Benefits. Except as otherwise required by applicable Law, the parties agree that any indemnity payments hereunder shall be treated as an adjustment to the Purchase Price for income Tax purposes. The amount of Taxes for which indemnification is provided hereunder shall be increased to take account of any Tax cost incurred (including any loss of deduction) by the indemnified party as a result of the receipt of such indemnity payments.
     9.4 Allocation of Purchase Price. Within 60 days after the Closing Date, Purchaser shall deliver to Sellers a schedule allocating the Purchase Price and Assumed Obligations among the Transferred Assets in accordance with section 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). The Allocation Schedule shall include a breakdown by Governmental Authority and shall in all other material respects contain sufficient detail to enable Purchaser and Sellers to determine Taxes applicable to the transactions contemplated by this Agreement. Sellers have 30 days from the date of receipt of the Allocation Schedule to notify Purchaser in writing that Sellers dispute one or more items reflected on the Allocation Schedule as having no reasonable basis for the allocation set forth in the Allocation Schedule, which notice shall include a detailed explanation of the basis for the dispute. If Sellers do not provide such notice to Purchaser, Sellers shall be deemed to have accepted the Allocation Schedule as submitted by Purchaser. If Sellers do provide such notice, Sellers and Purchaser shall negotiate in good faith to resolve such dispute. If Sellers and Purchaser fail to resolve any such dispute within 30 days of Purchaser’s receipt of Sellers’ notice, the Arbitrating Accounting Firm shall be engaged for resolution of the dispute with respect to the allocation of the Purchase Price and Assumed Obligations to the extent such allocation is in dispute. The determination of the Arbitrating Accounting Firm shall be final and binding on all parties. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. The fees and expenses of the Arbitrating Accounting Firm in connection with the resolution of any dispute shall be paid equally by Purchaser and Sellers.
     9.5 Bulk Sales. Purchaser hereby waives compliance with the provisions of the bulk sales legislation of each jurisdiction in which any of the Transferred Assets are located.
ARTICLE 10.
TERMINATION
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by mutual written consent of Sellers and Purchaser;
          (b) by either Sellers or Purchaser if the transactions contemplated by this Agreement shall not have been consummated on or before July 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) Sellers, if either Seller’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date, or (ii) Purchaser, if Purchaser’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;
          (c) by either Sellers or Purchaser if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such governmental order shall have become final and nonappealable;
          (d) by Purchaser, if there has been a violation or breach by Sellers of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Purchaser impossible and such violation or breach has not been cured by Sellers within ten Business Days after Purchaser delivers to Sellers a written notice of such violation or breach; and
          (e) by Sellers, if there has been a violation or breach by Purchaser or any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Sellers impossible and such violation or breach has not been cured by Purchaser within ten Business Days after Sellers deliver to Purchaser a written notice of such violation or breach.
     10.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto; provided, however, that (a) Article 11 shall survive the termination of this Agreement and (b) no such termination shall relieve any party from any Losses arising out of any breach of this Agreement by a party that occurs upon or prior to the termination of this Agreement.
     10.3 Return of Deposit Amount. If this Agreement is validly terminated in accordance with Section 10.1, Sellers shall, within ten Business Days of such termination, deliver to Purchaser, by wire transfer of immediately available funds, the Deposit Amount.
ARTICLE 11.
MISCELLANEOUS
     11.1 Expenses. Each party hereto shall bear its own expenses with respect to this transaction.
     11.2 Amendment. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.
     11.3 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by nationally recognized courier; (b) on the date of transmission if sent by telecopy, e-mail or other wire transmission (receipt confirmed); (c) three Business Days after being deposited in the US mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second Business Day following the date given to such overnight delivery service (specified for overnight delivery and receipt confirmed). All notices shall be addressed as follows:

     If to any Seller, addressed as follows:
Residential Funding Company, LLC
c/o Residential Capital, LLC
One Meridian Crossings, Suite 100
Minneapolis, Minnesota 55423
Attn: General Counsel
Telephone: (952) 857-6415
Facsimile: (952) 352-0586
     With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
PO Box 636
Wilmington, Delaware 19899-0636
Attn: Allison Land and Richard West
Telephone: (312) 651-3180
Facsimile: (888) 329-3021
     If to Purchaser, addressed as follows:
GMAC Commercial Finance LLC
1290 Avenue of the Americas
3rd Floor
New York, NY 10104
Attn: General Counsel
Telephone: (212) 884-7272
Facsimile: (212) 884-7372
with a copy to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Elizabeth A. Raymond, Esq.
Telephone: (312) 701-7322
Facsimile: (312) 701-7711
     11.4 Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

     11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.6 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.
     11.7 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.
     11.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no assignment of either party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, other than (i) an assignment to an Affiliate of either party, including in connection with any financing transactions entered into by Purchaser or (ii) an assignment by Purchaser to any subsequent purchaser of the Business or all or substantially all of the Transferred Assets.
     11.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, solely with respect to Article 8 and Article 9, any Indemnified Person hereunder, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of Sellers or any participant or beneficiary in any benefit plan, program or arrangement.
     11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.
     11.11 Schedules. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

     11.12 Incorporation. The respective Schedules, Exhibits and Appendices attached hereto and referred to herein are incorporated into and form a part of this Agreement.
     11.13 Complete Agreement. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.
     11.14 Disclaimer. Sellers disclaim any representations or warranties except as specifically set forth in this Agreement (or any agreement or document referred to in this Agreement or delivered in connection with the transactions contemplated by this Agreement).
     11.15 Public Announcements. Sellers and Purchaser each agree that they and their Affiliates shall not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, except as may be required by Law or by any stock exchanges having jurisdiction over Sellers, Purchaser or their Affiliates.
     11.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.
     11.17 Further Assurances. At any time and from time to time after the Closing, at Purchaser’s reasonable request and without further consideration, each Seller shall execute and deliver, and cause its Affiliates, as appropriate, to execute and deliver, such other instruments of sale, transfer, conveyance, assignment and confirmation and take such further actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser (or any successor or permitted assign of Purchaser), and to confirm Purchaser’s (and any such successor’s and assign’s) title to the Transferred Assets, to put Purchaser (and any such successor and assign) in actual possession and operating control thereof and to assist Purchaser (and any such successors and assigns) in exercising all rights, title and interests with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on July 2, 2008.

RESIDENTIAL FUNDING COMPANY, LLC

By: /s/ James N. Young
Name: James N. Young
Title: Chief Financial Officer

GMAC RESIDENTIAL FUNDING OF CANADA LIMITED

By: /s/ Barry Dunleavy
Name: Barry Dunleavy
Title:

GMAC COMMERCIAL FINANCE LLC

By: /s/ W.C. Hall Jr.
Name: W.C. Hall Jr.
Title: President

EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of this ___ day of July, 2008 between Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), GMAC RESIDENTIAL FUNDING OF CANADA LIMITED, a corporation organized under the laws of Canada (“RFC Canada” and, together with RFC, “Assignors”) and GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (“Assignee”).
     WHEREAS, Assignors and Assignee have entered into that certain Asset Purchase Agreement dated as of July 2, 2008 (the “Purchase Agreement”), pursuant to which Assignors are selling, assigning and transferring to Assignee, and Assignee is purchasing and taking assignment and delivery from Assignors of, substantially all of the assets and certain of the related liabilities of ResCap’s resort finance business, pursuant to which Assignors finance third party timeshare developers by extending loans to such developers to fund the acquisition of an existing timeshare project or construction or conversion of a property to a timeshare project, or by extending loans directly to such developers secured by the consumer loans arising from the sale of timeshare intervals or vacation club memberships at each developer’s timeshare project or vacation club; and
     WHEREAS, all capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meaning assigned to them in the Purchase Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, Assignors and Assignee agree as follows:
     1. Assignment of Transferred Assets by Assignors. Subject to the terms and conditions of the Purchase Agreement, Assignors hereby sell, transfer, convey, assign and deliver to Assignee, and Assignee hereby takes assignment from Assignors of, all of Assignors’ right, title and interest in and to the Transferred Assets under Sections 2.1 and 2.2 of the Purchase Agreement.
     2. Assumption of Obligations from Assignors. Assignee hereby assumes, and agrees to pay, perform, fulfill and discharge when due, all obligations and liabilities arising under the Assumed Obligations.
     3. Purchase Agreement. Nothing in this Agreement shall in any way supersede, modify, replace, amend, rescind, waive, narrow or broaden any provision set forth in the Purchase Agreement (including, without limitation, all representations, warranties, covenants, conditions and agreements therein contained) or any of the rights, remedies or obligations arising therefrom, it being understood that Assignors make no representations or warranties with respect to the Transferred Assets being assigned and assumed hereunder except for those representations and warranties specifically made in the Purchase Agreement.

     4. Further Assurances. Upon the reasonable request of Assignee, Assignors shall on and after the date hereof execute and deliver, and cause to be executed and delivered, to Assignee such deeds, assignments and other instruments as may be reasonably requested by Assignee and are required to effectuate completely the transfer and assignment to Assignee of Assignors’ right, title and interest in and to the Transferred Assets, and to otherwise carry out the purposes of the Purchase Agreement.
     5. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the parties hereto and their respective permitted successors and assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, and all the terms, covenants, conditions and agreements contained in this instrument shall be for the sole and exclusive benefit of the parties hereto and their permitted successors and assigns.
     6. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE.
     7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

RESIDENTIAL FUNDING COMPANY, LLC
By:
Name:
Title:

GMAC RESIDENTIAL FUNDING OF CANADA LIMITED
By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC
By:
Name:
Title:

EXHIBIT B
BILL OF SALE
     This BILL OF SALE (this “Bill of Sale”) is made as of this ___day of July, 2008 by RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company (“RFC”), and GMAC RESIDENTIAL FUNDING OF CANADA LIMITED, a corporation organized under the laws of Canada (“RFC Canada” and, together with RFC, “Sellers”) in favor of GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (“Purchaser”).
     WHEREAS, Sellers and Purchaser have entered into that certain Asset Purchase Agreement dated as of July 2, 2008 (the “Purchase Agreement”), pursuant to which Sellers are selling, assigning and transferring to Assignee, and Assignee is purchasing and taking assignment and delivery from Assignor of, substantially all of the assets and certain of the related liabilities of ResCap’s resort finance business, pursuant to which Sellers finance third party timeshare developers by extending loans to such developers to fund the acquisition of an existing timeshare project or construction or conversion of a property to a timeshare project, or by extending loans directly to such developers secured by the consumer loans arising from the sale of timeshare intervals or vacation club memberships at each developer’s timeshare project or vacation club; and
     WHEREAS, capitalized terms used, but not defined, herein shall have the respective meanings assigned to them in the Purchase Agreement.
     8. Pursuant to Sections 2.1 and 2.2 of the Purchase Agreement, and to Section 4 hereof, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, intending to be legally bound, do hereby sell, convey, assign, transfer and deliver to Purchaser all of Sellers’ right, title and interest in and to the Transferred Assets.
     9. Upon the reasonable request of Purchaser, Sellers shall on and after the date hereof execute and deliver, and cause to be executed and delivered, to Purchaser such deeds, assignments and other instruments as may be reasonably requested by Purchaser and are required to effectuate completely the transfer and assignment to Purchaser of Sellers’ right, title and interest in and to the Transferred Assets, and to otherwise carry out the purposes of the Purchase Agreement.
     10. Nothing in this Bill of Sale, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the parties hereto and their respective permitted successors and assigns, any remedy or claim under or by reason of this Bill of Sale or any term, covenant or condition hereof, and all the terms, covenants, conditions and agreements contained in this instrument shall be for the sole and exclusive benefit of the parties hereto and their permitted successors and assigns.
     11. Nothing in this Bill of Sale shall in any way supersede, modify, replace, amend, rescind, waive, narrow or broaden any provision set forth in the Purchase Agreement (including, without limitation, all representations, warranties, covenants, conditions and agreements therein contained) or any of the rights, remedies or obligations arising therefrom, it being understood

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that Sellers make no representations or warranties with respect to the Transferred Assets being sold, conveyed, assigned, transferred and delivered hereunder except for those representations and warranties specifically made in the Purchase Agreement.
     12. THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE.
     13. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[signature page follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed and delivered as of the date first above written.

RESIDENTIAL FUNDING COMPANY, LLC
By:
Name:
Title:

GMAC RESIDENTIAL FUNDING OF CANADA LIMITED
By:
Name:
Title:

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EXHIBIT C
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of July ___, 2008 (the “Effective Date”), between RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company (“RFC”), GMAC RESIDENTIAL FUNDING OF CANADA LIMITED, a corporation organized under the laws of Canada (“RFC Canada”) (RFC and RFC Canada are collectively referred to as “Sellers”) and GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (“Purchaser”). All capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).
     WHEREAS, pursuant to and on the terms and conditions contained in that certain Asset Purchase Agreement dated as of July 2, 2008 (the “Purchase Agreement”), between Sellers and Purchaser, Sellers are selling, assigning and transferring to Purchaser, and Purchaser is purchasing and taking assignment and delivery from Sellers of, substantially all of the assets and certain of the liabilities of the resort finance business of Sellers pursuant to which Sellers finance third party timeshare developers by extending loans to such developers to fund the acquisition of an existing timeshare project or construction or conversion of a property to a timeshare project, or by extending loans directly to such developers secured by the consumer loans arising from the sale of timeshare intervals or vacation club memberships at each developer’s timeshare project or vacation club (the “Business”);
     WHEREAS, Sellers presently provide, directly or indirectly, certain services to the Business, and the parties agree that, during the term of this Agreement, Sellers shall continue to render to Purchaser certain services pursuant to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, Sellers and Purchaser agree as follows:
ARTICLE 12.
SERVICES PROVIDED
     Services. Sellers shall provide, or shall cause their Affiliates or a third party service provider (such third party service providers, “Providers”) to provide to Purchaser the services set forth on Schedule A hereto (collectively, the “Services”). The Services shall be provided in accordance with the terms, limitations and conditions set forth in this Agreement. Unless otherwise agreed to by the parties in writing, Sellers shall perform the Services with substantially the same degree of care and diligence and using substantially the same business procedures and policies, standards of care and internal controls, including loss prevention controls, as those used by Sellers in providing the Services to the Business prior to the Closing. The parties do not intend this Agreement to change, in any material respect, the type, quantity, quality, timeliness or manner of performance of any Services from those provided prior to the Closing. Further, the Services, to the extent outside the ordinary course of the Services provided hereunder, shall be rendered pursuant to a written request made from time to time by Purchaser.

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     Term. Sellers shall provide the Services to Purchaser commencing on the Effective Date and continuing for the period(s) of time specified in Schedule A, subject to earlier termination under Section 5.01.
     Use of Services. Purchaser shall use the Services for substantially the same purposes and in substantially the same manner as the Business used such Services prior to the Closing.
     Personnel. All employees of Sellers and their Affiliates and those of any Providers hired by Sellers (excluding any employees of Sellers and their Affiliates hired by Purchaser after termination of the Employee Leasing Agreement) (“RFC Personnel”) will remain employees of Sellers, their Affiliates and Providers, as applicable, and shall not be considered employees of Purchaser. Sellers, their Affiliates and the applicable Providers shall be solely responsible for (i) all salaries, benefits and other compensation or payments to RFC Personnel (including subcontractors), (ii) making all deductions and withholdings from its employees’ salaries and other compensation and (iii) the payment of all contributions, taxes and assessments applicable to its employees.
     Access.
     (a) Purchaser agrees to provide Sellers with all information reasonably requested by Sellers in order to provide the Services required pursuant to this Agreement. Sellers shall treat all such information as Confidential Information (as defined below). If Sellers or any of their Affiliates is given or gain access, including unintentional or accidental access, to any of Purchaser’s computer or electronic systems or data storage, due, directly or indirectly, to Sellers’ rendering of the Services, Sellers shall limit such access and use solely to the performance of the Services and will not attempt to access such computer system, electronic files, software or other electronic services other than those specifically required to perform the Services. Sellers shall (i) limit such access to RFC Personnel who have an express requirement to have such access in connection with this Agreement, and (ii) follow all reasonable security rules and procedures of Purchaser for use of Purchaser’s electronic resources (provided that Purchaser has informed Sellers of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to Sellers or their Affiliates and any information obtained by Sellers or their Affiliates, regardless of the means, as a result of Sellers’ access to, and use of, Purchaser’s computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information (as defined below).
     (b) If Purchaser or any of its Affiliates is given or gains access, including unintentional or accidental access, to Sellers’, or any of their Affiliates’ or other Persons who receive any Services from Sellers’ computer or electronic systems or data storage, due, directly or indirectly, to Sellers’ rendering of the Services, Purchaser shall limit such access and use solely to the use of the Services and will not attempt to access such computer system, electronic files, software or other electronic services other than as allowed and necessary for the use of the Services. Purchaser shall (i) limit such access to the employees of Purchaser with an express requirement to have such access in connection with this Agreement, and (ii) follow all reasonable security rules and procedures of Sellers for use of Sellers’ electronic resources (provided that Sellers have

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informed Purchaser of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to Purchaser or its Affiliates and any information obtained by Purchaser or its Affiliates, regardless of the means, as a result of Purchaser’s access to, and use of, Sellers’ computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information (as defined below).
Compliance.
     (c) Purchaser will use commercially reasonable efforts to ensure that all employees, agents or other individuals associated with Purchaser, while at Sellers’ facilities, (i) comply with the personnel, operational, safety and security procedures, policies, rules, and regulations applicable to Sellers’ employees and agents (provided that Sellers have informed Purchaser of such procedures, policies, rules, and regulations and all changes thereto), (ii) comply with the reasonable requests of RFC Personnel pertaining to personal and professional conduct and (iii) otherwise conduct themselves in a professional and businesslike manner.
     (d) Sellers will, and will cause their Affiliates and Providers to, use commercially reasonable efforts to ensure that all employees, agents or other individuals associated with Sellers or such Affiliates or Providers while at Purchaser’s facilities, (i) comply with the personnel, operational, safety and security procedures, policies, rules, and regulations applicable to Purchaser’s employees and agents (provided that Purchaser has informed Sellers of such procedures, policies, rules, and regulations and all changes thereto), (ii) comply with the reasonable requests of Purchaser pertaining to personal and professional conduct and (iii) otherwise conduct themselves in a professional and businesslike manner.
ARTICLE 13.
PAYMENT
     Fees. Sellers shall invoice Purchaser on a monthly basis in arrears in accordance with Schedule A for all Services it provided during such month and Purchaser shall make payment to Sellers within 30 days of receipt of such invoice.
ARTICLE 14.
PERFORMANCE OF SERVICES
     Performance of Services. Sellers will, or will cause their Affiliates and Providers to, use commercially reasonable efforts to perform the Services (i) as described in Section 1.1 and (ii) using RFC Personnel, to the extent then available and then still employed or hired by Sellers, that are familiar with the technology, process and procedures used to deliver the Services in accordance with Sellers’ past practices, customs, ways and means for providing Services to the Business prior to Closing.
     DISCLAIMER. PURCHASER ACKNOWLEDGES THAT SELLERS ARE PROVIDING THE SERVICES AS AN ACCOMMODATION TO PURCHASER’S TRANSITION FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS

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CONTEMPLATED BY THE PURCHASE AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS DISCLAIM ALL WARRANTIES AND GUARANTEES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SELLERS DO NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.
     Further, nothing in this Agreement shall be construed as (i) an assumption by Sellers of any obligation to increase Purchaser’s sales or profits or otherwise to guarantee the business success of Purchaser’s operation of the Business, (ii) an assumption by either party of any financial obligations of the other party, (iii) the creation of any relationship of employment with any employee of Purchaser and any RFC Personnel, including any of their Affiliates, or (iv) the delegation of any of Purchaser’s functions or authority to Sellers, it being understood that Sellers will, when so requested, make recommendations and offer advice pursuant thereto; provided that each and every decision with respect thereto shall be, and remain, dependent upon appropriate action of Purchaser’s authorized officers.
ARTICLE 15.
COVENANTS
     Mutual Cooperation. Sellers and Purchaser shall reasonably cooperate with each other in connection with the performance of any Service provided under this Agreement, including developing reasonable procedures necessary with respect to information sharing, transfer of data and similar matters. Purchaser shall provide Sellers with current information concerning its transition plans on a regular basis and Sellers shall provide Purchaser with such information as is reasonably necessary to assist Purchaser with such transition. Sellers shall use commercially reasonable efforts to maintain staffing at levels capable of delivering Services in a timely manner, consistent with past practice.
     Title to Data. Except as otherwise provided in this Agreement or the Purchase Agreement, each party acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property that is owned or licensed by the other party by reason of the Services provided under this Agreement.
     Continued Performance. Each party agrees that it will, unless otherwise directed by the other party, continue performing its obligations under this Agreement while any dispute is being resolved, unless and until this Agreement expires or is terminated in accordance with its terms.
     Confidentiality. Each party acknowledges that in the performance of such party’s obligations under this Agreement, it may come into possession of certain confidential and proprietary information relating to the business of the other party or its Affiliates (collectively, the “Confidential Information”). Each party, on behalf of itself and its employees and agents, warrants and guarantees that it will use all reasonable means to safeguard and maintain the confidentiality of the Confidential Information and will use the Confidential Information only in fulfilling its obligations and exercising its rights under this Agreement and neither party will disclose any of the Confidential Information of the other party to any third party without the other party’s prior written consent, except that Confidential Information may be disclosed (a) to

8

the extent requested by any regulatory authority, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights under this Agreement, (d) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 4.04 or (e) to the extent such Confidential Information becomes available to a third party from a source other than Purchaser or Sellers that is not subject to any confidentiality restrictions, as applicable. If either party becomes legally compelled by law, process or order of any court, governmental agency or otherwise to disclose any Confidential Information, such party shall give the other party prompt notice thereof to permit such other party to seek a protective order or to take other appropriate action. A party will be relieved of its confidentiality obligations under this Section 4.04 only to the extent that, in the opinion of reputable legal counsel, it becomes legally compelled to disclose Confidential Information, subject to protective orders or other restrictions imposed on or granted by the court, governmental agency or other entity receiving the Confidential Information.
ARTICLE 16.
DEFAULTS AND REMEDIES
     Termination. Purchaser may terminate the Services, in whole or in part, upon 30 days’ prior written notice to Sellers. No such termination shall affect the obligation of the Purchaser to pay to Sellers any amounts payable under this Agreement.
     Defaults. A party shall be deemed to be in default (“Default”) under this Agreement upon the occurrence of any one or more of the following events with respect to it:
     (a) Failure by Purchaser to make any payment set forth in Section 2.01 when due under this Agreement if such failure continues for five days after receipt of written notice thereof from Sellers; or
     (b) Failure by either party to perform in all material respects or observe any obligation or condition of this Agreement to be performed or observed by such party if such failure continues for five days after receipt of written notice thereof is given by the other party.
     Remedies; Exculpation. Following the occurrence of a Default by one party, the other party may, at such party’s option, terminate or suspend its obligations under this Agreement. In addition, such party may pursue any other remedy provided in this Agreement or otherwise available to it under applicable law or in equity, including specific performance, provided, however, that in no event shall Sellers become liable under this Agreement for amounts, in the aggregate, that exceed the amounts paid to Sellers for the provision of Services under this Agreement, except with respect to Sellers’ fraud, willful misconduct or gross negligence.
     Limitations on Liability.
     (c) EACH PARTY EXPLICITLY AGREES THAT SELLERS SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE SERVICES OTHER THAN DAMAGES TO THE

9

EXTENT ARISING FROM A SELLERS’ FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL SELLERS BE LIABLE TO PURCHASER OR ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS.
     (d) Purchaser shall not have any liability under this Agreement for damages, losses or expenses suffered by Sellers or their Affiliates as a result of the performance or non-performance of such party’s obligations hereunder, unless such damages, losses or expenses are caused by or arise out of the fraud, willful misconduct or gross negligence of Purchaser. In no event shall Purchaser have any liability to Sellers or their Affiliates for indirect, incidental or consequential damages.
     Effect of Termination. Upon termination of this Agreement pursuant to Section 5.01, the following terms shall apply:
     (e) Except as set forth in this Section 5.05, the rights and obligations of each party under this Agreement shall terminate;
     (f) The rights and obligations of the parties under Section 3.02 (Disclaimer), Section 4.02 (Title to Data), Section 4.04 (Confidentiality), Section 5.03 (Remedies; Exculpation) and Article VI (as such Article pertains to such surviving Sections) shall survive the termination of this Agreement. The rights and obligations of the parties under Section 4.04 (Confidentiality) shall remain in full force and effect notwithstanding such termination for a period of two years;
     (g) All amounts due and owing to Sellers for Services provided prior to termination of this Agreement shall be paid promptly; and
     (h) All written Confidential Information shall be promptly destroyed upon written request of the party that disclosed such Confidential Information.
ARTICLE 17.
GENERAL PROVISIONS
     Expenses. Each party to this Agreement shall bear its own expenses with respect to the transactions contemplated by this Agreement.
     Contact Person. Sellers and Purchaser shall each designate one or more contact persons for all matters relating to this Agreement. Sellers’ point of contact person will initially be David Flavin, and Purchaser’s point of contact person will initially be Linda Voss (each individually a “Contact Person” and together, the “Contact Persons”). Changes in either party’s Contact Person shall be communicated to the other party not less than 10 days prior to the effective date of such change.

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     Waiver of Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. Sellers may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; provided, however, that Sellers shall be permitted to use third party service providers to perform the Services. Purchaser may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Sellers, which consent shall not be unreasonably withheld; provided, however, that Purchaser shall be permitted to assign or transfer any of its rights or obligations under this Agreement to a successor in interest to Purchaser that acquires the all or substantially all of the assets and liabilities of the Business, including the obligations under this Agreement. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.
     Notices. Each party shall give the other party no less than five business days’ prior written notice with respect to matters that require such party’s prior consultation and approval, and neither party shall unreasonably delay required responses. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:
     If to Sellers:

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Residential Funding Company, LLC
c/o Residential Capital, LLC
One Meridian Crossings, Suite 100
Minneapolis, Minnesota 55423
Attn: General Counsel
Telephone: (952) 857-6415
Facsimile: (952) 352-0586
     With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
PO Box 636
Wilmington, Delaware 19899-0636
Attn: Allison Land and Richard West
Telephone: (312) 651-3180
Facsimile: (888) 329-3021
     If to Purchaser:
GMAC Commercial Finance LLC
1290 Avenue of the Americas
3rd Floor
New York, NY 10104
Attn: General Counsel
Telephone: (212) 884-7272
Facsimile: (212) 884-7372
     With a copy to:
GMAC LLC
200 Renaissance Center
Mail Code 482-B09-B11
Detroit, Michigan 48265
Attn: General Counsel
Telephone: (313) 656-6128
Facsimile: (313) 566-0390
or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.
     Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.
     Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF, THE STATE OF DELAWARE.
     No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of any Seller or any participant or beneficiary in any benefit plan, program or arrangement.
     Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.
     Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
     Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements entered into in connection therewith, sets forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than any other agreements executed in connection with the Agreement.
     Force Majeure. Neither party shall be responsible to the other for any delay in or failure of performance of its obligations under this Agreement (other than payment obligations under Section 2.01) to the extent such delay or failure is attributable to any cause beyond its control, including any act of God, fire, accident, earthquake, failure of its computers or electronic transmissions, strike or other labor difficulties, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event that is likely to cause any delay or failure setting forth a reasonable estimate of the length of any delay and any expectation that it shall be unable to resume performance; and provided, further, that said affected party shall use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance to the extent practicable.
     No Agency. Nothing in this Agreement shall create a relationship of agency, partnership, or employer/employee between any Seller and Purchaser, and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers, joint employers or a relationship of employer/employee.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESIDENTIAL FUNDING COMPANY, LLC
By:
Name:
Title:

GMAC RESIDENTIAL FUNDING OF CANADA LIMITED
By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC
By:
Name:
Title:

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Transition Services Agreement
Schedule A
     The services to be provided by Sellers shall consist of support and services in administrative, audit, accounting (including without limitation maintaining internal controls over financial reporting), tax, HR, financial management, IT, marketing, legal, relationship management and such other areas as mutually agreed to between Sellers and Purchaser, including, without limitation, providing agreed upon services to Purchaser, in its capacity as Master Servicer under the Amended and Restated Loan and Security Agreement, dated as of ___, 2008 among RFC Resort Funding, LLC, Purchaser and the other parties thereto from time to time.
     The service term shall commence on the Effective Date and end on December 31, 2008, or such other date as the parties mutually agree.
     In exchange for the operational support and services to be provided by Sellers pursuant to this Agreement, Purchaser shall pay to Sellers a monthly fee beginning on the Effective Date equal to $200,000 plus an amount equal to the monthly accrual by Sellers in respect of the estimated 2008 bonus payments (the amount of such monthly accrual to be mutually agreed upon by the Parties within 10 days following execution of the Asset Purchase Agreement).
     Purchaser shall notify Sellers if Purchaser determine that it no longer desires Sellers to provide a service that Sellers have been providing to Purchaser in the connection with the Business on an ongoing basis. Charges for any or all of the operational support and services outlined in this Agreement shall continue for each month that the service or usage is provided by Sellers and shall be prorated on a per diem basis in a manner to be mutually agreed upon by the parties for any portion of a month during which such service has been discontinued.

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EXHIBIT D
EMPLOYEE LEASING AGREEMENT
     This EMPLOYEE LEASING AGREEMENT (“Agreement”) is made as of the ___ day of July, 2008, between RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company (“RFC”) and GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company (“GMAC”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).
     WHEREAS, pursuant to and on the terms and conditions contained in that certain Asset Purchase Agreement, dated as of July 2, 2008 (the “Purchase Agreement”), between RFC and GMAC Residential Funding of Canada Limited, a corporation organized under the laws of Canada (“RFC Canada”) (RFC and RFC Canada are collectively referred to as “Sellers”) and GMAC, Sellers are selling, assigning and transferring to GMAC, and GMAC is purchasing and taking assignment and delivery from Sellers of, all of the assets and certain of the liabilities of the resort finance business of Residential Capital, LLC, a Delaware limited liability company, pursuant to which Sellers finance third party timeshare developers to fund the acquisition of an existing timeshare project or construction or conversion of a property to a timeshare project, or extend loans directly to such developers secured by the consumer loans arising from the sale of timeshare intervals or vacation club memberships at each developer’s timeshare project or vacation club (the “Business”); and
     WHEREAS, RFC, pursuant to the terms and subject to the conditions set forth in this Agreement, is willing to make the services of certain Employees available to GMAC for a limited period of time through a leasing arrangment.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, RFC and GMAC agree as follows:
     14. Leasing of Employees. RFC agrees to lease to GMAC, and GMAC agrees to accept the services of, each Employee listed on Schedule 1 (the “Leased Employees”), for the period commencing as of the date hereof and ending on December 31, 2008, or such later date as mutually agreed in writing by RFC and GMAC (the “Transition Period”). Schedule 1 may be modified after the date hereof to remove the name of a Leased Employee listed therein (i) by GMAC if such Leased Employee, had he or she been a GMAC employee, becomes terminable for “cause” in accordance with GMAC’s normal employment practices and procedures, or (ii) by RFC if such Leased Employee becomes terminable for “cause” in accordance with RFC’s normal employment practices and procedures or if such Leased Employee voluntarily terminates employment with RFC. Each Party agrees that any person removed from Schedule 1 in accordance with this section shall no longer be a Leased Employee under this Agreement.
     15. Transition Period Employment and Benefits; Post-Closing Obligations.
     (a) During the Transition Period: (i) any Leased Employee who is an RFC employee on the date hereof shall, subject to Section 1, remain a RFC employee during the Transition Period, (ii) RFC shall be responsible for the payment and provision to the Leased Employees of

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all applicable wages, bonuses and commissions earned during the Transition Period, regardless of whether they are payable during or following the Transition Period, and each Leased Employee will continue to participate in those Benefit Plans (as defined in the Purchase Agreement) in which he or she participated immediately prior to the date hereof, (iii) RFC shall be responsible for withholding all relevant employee paid taxes and other employee paid items, and filing all reports and maintaining all records in connection therewith, and (iv) no Leased Employee shall be deemed for any purpose to be the agent, servant or employee of GMAC or in the performance of his or her services hereunder. Notwithstanding the provisions of clause (ii) in the immediately preceding sentence, GMAC shall pay to a Leased Employee who becomes a Hired Employee the bonus earned in 2008 and payable in 2009, in accordance with and subject to section 5.3 of the Purchase Agreement.
     (b) Except as otherwise explicitly provided in this Agreement or in the Purchase Agreement, during the Transition Period, RFC shall retain all liabilities and obligations with respect to all of the Benefit Plans, and GMAC shall not have any liability or obligation relating to any Benefit Plan.
     (c) Prior to the end of the Transition Period, in accordance with Section 5.3(a) of the Purchase Agreement, GMAC may, in its discretion, offer employment to some or all of the Leased Employees, if any, with such offer to be effective immediately upon the Employee Leasing Expiration Date (as defined in the Purchase Agreement). The Leased Employees who accept such offers of employment and become employees of GMAC upon the Employee Leasing Expiration Date are referred to herein as “Hired Employees.” If any Leased Employee does not become a Hired Employee, either because GMAC does not offer employment to the Leased Employee or because the Leased Employee does not accept GMAC’s offer of employment, then RFC shall be responsible for payment of severance benefits, if any, to which the Leased Employee may become entitled under any Benefit Plan or other severance agreement or arrangement (in addition to RFC being responsible for the payment of any benefits, severance or otherwise, during the Transition Period, as provided in paragraphs (a) and (b) of this Section 2). RFC retains all rights and obligations under the Benefit Plans with respect to Leased Employees, whether or not they are Hired Employees.
     16. Services To Be Performed. During the Transition Period and subject to the terms of the Purchase Agreement, RFC shall (a) direct, control and evaluate the manner and means of each such Leased Employee’s performance of services for GMAC and (b) to the extent applicable, obtain from GMAC periodic reviews of each such Leased Employee’s performance. GMAC may direct RFC regarding the services of the Leased Employees to be provided hereunder, including, without limitation, the work product to be completed, the result to be derived, the work assignments and the work locations. GMAC may provide professional or technical supervision and direction to the Leased Employees. The Leased Employees shall perform services in a manner that is substantially the same as the manner in which such services were performed by the Leased Employees for the Business prior to the date hereof. RFC’s employment policies will continue to apply to the Leased Employees. Except as provided in Section 1, GMAC shall not terminate the leasing arrangements with respect to any Leased Employee during the Transition Period.

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     17. Compensation For Leased Employees. During the Transition Period, RFC shall pay compensation and provide benefits to the Leased Employees. During the Transition Period, except as otherwise agreed in writing in advance by GMAC, RFC shall not (a) establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, in each case applicable to the Leased Employees, or otherwise increase the compensation payable or to become payable to any Leased Employee, except in the ordinary course of business or as may be required under Law or (b) enter into any employment or severance agreement with any Employee that would be an Assumed Obligation or that would be included in the Leasing Fee, or adopt or enter into any collective bargaining agreement covering employees of the Business, except as may be required by Law.
     18. Leasing Fee.
     (a) During the Transition Period, GMAC shall pay to RFC a monthly fee (the “Leasing Fee”), pro rated for any partial calendar month occuring during the Transition Period, calculated as of the end of each calendar month in accordance with Schedule 2.
     (b) RFC shall invoice GMAC on a monthly basis in arrears for the Leasing Fee incurred for such calendar month (or such other period mutually agreed between RFC and GMAC) which invoice shall contain commercially reasonable detail, together with such supporting documents as may be reasonably requested by GMAC.
     (c) GMAC shall, within 30 days after receipt of the invoice (or such other period agreed by RFC), pay the undisputed amount of the invoice to RFC, as applicable, via wire transfer or automatic clearing house to the account designated by RFC from time to time by written notice to GMAC. GMAC shall also give prompt written notice to RFC of any amounts disputed. In the event of any such dispute, neither GMAC’s payment nor RFC’s acceptance of such payment shall waive either party’s rights hereunder against the other with respect to such charge.
     19. Taxes And Compliance With Applicable Law. RFC covenants that, during and with respect to the Transition Period, it shall (a) withhold all amounts that are required to be withheld under all Laws from amounts paid to any Leased Employee and pay such amounts to the appropriate federal, state or local taxing authority, (b) comply in all material respects with any and all provisions of Law pertaining to the employment of the Leased Employees, including all such Laws relating to labor relations, equal employment, fair employment practices, wages and hours, meal and rest periods, affirmative action, entitlements, prohibited discrimination, harassment, retaliation or other similar employment practices and (c) maintain in full force and effect (i) any and all insurance and similar coverages (including, without limitation, workers’ compensation) that are required to be maintained by Law and (ii) general liability insurance applicable to Leased Employees, in each case on terms and in amounts no less favorable to RFC than the terms of such insurance and coverages maintained by RFC as of the date hereof.
     20. Indemnification By RFC.

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     (a) GMAC ACKNOWLEDGES THAT RFC IS ENTERING INTO THIS AGREEMENT SOLELY AS AN ACCOMMODATION TO GMAC AND THAT RFC IS NOT IN THE BUSINESS OF SUPPLYING EMPLOYEES TO PROVIDE SERVICES FOR COMPANIES OTHER THAN RFC. GMAC AGREES THAT RFC SHALL HAVE NO RESPONSIBILITY FOR AND HAS MADE, AND MAKES, NO REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE QUALITY, ADEQUACY, SUFFICIENCY OR COMPLETENESS OF THE SERVICES PROVIDED BY ANY LEASED EMPLOYEE.
     (b) RFC shall indemnify, defend and hold harmless each of GMAC and its respective directors, officers, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of (i) the failure by RFC to make any payment or provide any benefit to any Leased Employee during the Transition Period in accordance with its obligations pursuant to Section 2 hereof, or (ii) any breach by, or other failure to perform by, RFC of its covenants and obligations pursuant to this Agreement; provided, however, that such indemnification set forth in clauses (i) and (ii) above shall be limited to the extent such breach or failure to perform results from a breach or failure to perform by GMAC of its obligations under this Agreement, or from GMAC’s termination of the leasing arrangements with respect to any Leased Employee during the Transition Period, as provided in Section 1 ; provided further, that in no event shall RFC’s aggregate liability hereunder exceed the amounts received by RFC pursuant to Section 5.
     21. Indemnification By GMAC. GMAC shall indemnify, defend and hold harmless RFC and its directors, officers, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of (a) any action, inaction or omission of any Leased Employee which occurs after the Closing Date during the term of this Agreement, (b) any breach by, or other failure to perform by, GMAC of its covenants and obligations pursuant to this Agreement, or (c) GMAC’s decision to terminate the leasing arrangements with respect to any Leased Employee during the Transition Period, as provided in Section 1; provided, however, that such indemnification set forth in subsections (a) through (b) above shall be limited to the extent such breach or failure to perform results from a breach or failure to perform by RFC of its obligations under this Agreement.
     22. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS. NOTWITHSTANDING THE FOREGOING, IF ANY LIABILITIES, LOSSES, DAMAGES, CLAIMS, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) ARISE WITH RESPECT TO OR AS A RESULT OF ANY ACTIONS, INACTIONS OR OMISSIONS OF THE LEASED EMPLOYEES OR RFC DURING THE TRANSITION PERIOD, RFC AND PURCHASER SHALL MUTUALLY AGREE UPON AN ALLOCATION OF

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RESPONSIBILITY FOR SUCH LIABILITY, LOSS, DAMAGE, CLAIM, COST OR EXPENSE.
     23. Miscellaneous.
     (a) No Agency Relationship. Nothing in this Agreement shall create a relationship of agency, partnership, or employer/employee between RFC and GMAC, and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers, joint employers or a relationship of employer/employee.
     (b) Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. RFC may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of GMAC, which consent shall not be unreasonably withheld. GMAC may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of RFC, which consent shall not be unreasonably withheld; provided, however, that GMAC shall be permitted to assign or transfer any of its rights or obligations under this Agreement to a successor in interest to GMAC that acquires all or substantially all of the assets and liabilities of the Business, including the obligations under this Agreement. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.
     (c) Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (d) Waiver. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     (e) Notices. All notices, requests, instructions or other documents (including Leased Employee supplements) to be given hereunder to RFC or GMAC shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:
     If to RFC:
Residential Funding Company, LLC
c/o Residential Capital, LLC
One Meridian Crossings, Suite 100
Minneapolis, Minnesota 55423
Attn: General Counsel
Telephone: (952) 857-6415
Facsimile: (952) 352-0586

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     With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
PO Box 636
Wilmington, Delaware 19899-0636
Attn: Allison Land and Richard West
Telephone: (312) 651-3180
Facsimile: (888) 329-3021
     If to GMAC:
GMAC Commercial Finance LLC
1290 Avenue of the Americas
3rd Floor
New York, NY 10104
Attn: General Counsel
Telephone: (212) 884-7272
Facsimile: (212) 884-7372
     With a copy to:
GMAC LLC
200 Renaissance Center
Mail Code 482-B09-B11
Detroit, Michigan 48265
Attn: General Counsel
Telephone: (313) 656-6128
Facsimile: (313) 566-0390
     (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE.
     (g) No Contract of Employment. Nothing in this Agreement shall be construed (i) as an employment contract between GMAC and any Leased Employee or RFC and any Leased Employee, (ii) as creating any contractual obligation enforceable by any Leased Employee against GMAC or RFC (iii) to alter, in any way, the terms of any Leased Employee’s employment with RFC, or (iv) to prevent RFC from making any decision regarding the continued employment of any Leased Employee, it being understood that RFC’s employment-at-will policy will continue to apply to any Leased Employee during the period of time in which the Leased Employee is leased to GMAC.
     (h) Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement

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shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
     (i) Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements entered into in connection therewith, set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than any other agreements executed in connection with the Agreement.
     (j) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any Leased Employee or former employee of RFC or any participant or beneficiary in any benefit plan, program or arrangement.
     (k) No Conflict with Purchase Agreement. Nothing contained in this Agreement is intended to conflict with the terms and conditions of the Purchase Agreement and to the extent any such conflict exists, expressly or by implication, the terms of the Purchase Agreement shall control.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESIDENTIAL FUNDING COMPANY, LLC
By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC
By:
Name:
Title:

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SCHEDULE 1
LEASED EMPLOYEES
(1) Jeff Owings — Senior Managing Director, Business Leader
(2) Teresa Mortensen — Managing Director, Portfolio Management/Operations
(3) April Bouise — Loan Administrator
(4) Dana Cyrill — Loan Administrator

SCHEDULE 2
LEASING FEE
July, 2008: $160,000
August, 2008: $160,000
September, 2008: $160,000
October, 2008: $60,000
November, 2008: $60,000
December, 2008: $60,000
Each month thereafter, if Transition Period extends beyond December 31, 2008: $60,000

EXHIBIT E
BAILMENT AGREEMENT
     This BAILMENT AGREEMENT (the “Agreement” ) dated as of July ___, 2008 by and among Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), Residential Funding of Canada Limited, a corporation organized under the laws of Canada (“RFC Canada”) (RFC and RFC Canada are collectively referred to as “Sellers”) and GMAC Commercial Finance LLC, a Delaware limited liability company (“Purchaser”).
     WHEREAS, pursuant to and on the terms and conditions contained in that certain Asset Purchase Agreement dated as of July 2, 2008 (the “Purchase Agreement”), between Sellers and Purchaser, Sellers are selling, assigning and transferring to Purchaser, and Purchaser is purchasing and taking assignment and delivery from Sellers of, substantially all of the assets and certain of the liabilities of the resort finance business of Sellers pursuant to which Sellers finance third party timeshare developers by extending loans to such developers to fund the acquisition of an existing timeshare project or construction or conversion of a property to a timeshare project, or by extending loans directly to such developers secured by the consumer loans arising from the sale of timeshare intervals or vacation club memberships at each developer’s timeshare project or vacation club (the “Business”);
     WHEREAS, the Transferred Assets include those certain Bank Accounts that, as of the date hereof, remain in the name of RFC or RFC Canada, as set forth on Exhibit A hereof (the “Subject Bank Accounts”);
     WHEREAS, the Subject Bank Accounts are subject to those Transferred Assets listed on Exhibit B attached hereto (the “Governing Transferred Assets”) that set forth certain obligations of Purchaser with respect to the Subject Bank Accounts;
     WHEREAS, pursuant to the Purchase Agreement, Sellers have, as of the date hereof, transferred and assigned to Purchaser all of Sellers’ rights and interests in the Subject Bank Accounts including all cash and cash equivalents therein; and
     WHEREAS, Purchaser and Sellers have agreed that Sellers will act as bailee for the benefit of the Purchaser with respect to the Subject Bank Accounts on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agrees as follows:
     1. Appointment of Bailee; Acknowledgement of Interest. Purchaser and Sellers hereby agree that Sellers shall be, and are hereby appointed as, bailee of the Subject Bank Accounts for the benefit of Purchaser. Sellers hereby accept such appointment, and understand that Sellers’ rights and interests in the Subject Bank Accounts have been sold and transferred by Sellers to Purchaser, and Sellers retain no interest in the Subject Bank Accounts. Purchaser acknowledges that it has assumed the Governing Transferred Assets.

     2. Records. Sellers shall maintain records and documentation of the Subject Bank Accounts for the benefit of the Purchaser using reasonable care and in accordance with its customary procedures with respect to the Subject Bank Accounts. The records of the Sellers shall be clearly marked to show that (i) Sellers’ rights and interests in the Subject Bank Accounts were conveyed to Purchaser pursuant to the Purchase Agreement, are owned by Purchaser and Sellers have no interest therein and (ii) Sellers have conveyed all of Sellers’ rights and interests in the Subject Bank Accounts to Purchaser.
     3. Inspection. Purchaser shall have the right to inspect and verify the nature and completeness of records and documentation of the Subject Bank Accounts in the possession of Sellers and the Sellers shall permit Purchaser (or its representative or designee) to inspect at all reasonable times during regular business hours and upon reasonable notice to Sellers any records or other documents related to the Subject Bank Accounts in the possession of Sellers.
     4. Representation and Warranties. Sellers hereby represent and warrant to Purchaser that (i) this Agreement has been duly authorized, executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief and other equitable remedies, (ii) Sellers do not have and will not assert, any lien, right of distraint or levy, right of offset, claim, deduction, counterclaim, security or other interest in any of the Subject Bank Accounts now or hereafter in the custody, control or possession of Sellers, including any of the foregoing that might arise or exist in Sellers’ favor pursuant to any Contract, Law or otherwise, and (iii) to Sellers’ Knowledge (as defined in the Purchase Agreement), there is no security interest or claim with respect to the Subject Bank Accounts other than as may arise under the Governing Transferred Assets or as disclosed in the Disclosure Letter (as defined in the Purchase Agreement).
     5. Covenant. From and after the date hereof, at Sellers’ sole cost and expense, Sellers shall prepare, execute, file and deliver, as applicable, all assignments or other documents necessary to effectuate the transfer of Sellers’ rights and interests in the Subject Bank Accounts such that Purchaser shall be reflected as the “owner” of all Subject Bank Accounts in the records of the applicable bank.
     6. Amendments and Modifications. No provision of this Agreement may be amended, modified or waived except in writing signed by the parties hereto. No failure or delay or the part of any party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other further exercise thereof or the exercise of any other power or right.
     7. Term. This Agreement shall continue for so long as either Seller remains the “owner” of any Subject Bank Account in the records of the applicable bank, and shall terminate with respect to each Subject Bank Account upon receipt by Purchaser of evidence reasonably satisfactory to Purchaser that neither Seller remains the “owner” of such Subject Bank Account in the records of the applicable bank, and that either Purchaser or Purchaser’s designee at such time is the “owner” of such Subject Bank Account in the records of the applicable bank.

     8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed one original, but all such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized signatories to execute this Agreement as of the date first above written.

RESIDENTIAL FUNDING COMPANY, LLC
By:
Name:
Title:

GMAC RESIDENTIAL FUNDING OF CANADA LIMITED
By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC
By:
Name:
Title:

EXHIBIT F
July 2, 2008
     Re: Agreement with respect to Valuation Expert
     Reference is made to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, between Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), GMAC Residential Funding of Canada Limited, a corporation organized under the laws of Canada (“RFC Canada”) (RFC and RFC Canada are collectively referred to as “Sellers”) and GMAC Commercial Finance LLC, a Delaware limited liability company (“Purchaser”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.
     Sellers and Purchaser hereby confirm and agree that the Valuation Expert for purposes of the Purchase Agreement shall be ______.

RESIDENTIAL FUNDING COMPANY, LLC
By:
Name:
Title:

GMAC RESIDENTIAL FUNDING OF CANADA LIMITED
By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC
By:
Name:
Title: